UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
Commission File No. 0-20572
PATTERSON COMPANIES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120
July 31, 2020
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Patterson Companies, Inc. to be held virtually at 4:30 p.m., Central Daylight Saving Time, on Monday, September 14, 2020. This will be the first time we have held our annual meeting virtually. Given the ongoing COVID-19 pandemic and our desire to support the health and well-being of our shareholders, employees and directors, we have decided not to have a physical annual meeting this year. Instructions regarding virtual attendance are set forth in the Notice below. Shareholders attending the virtual annual meeting online will be able to listen to the meeting live, submit questions and vote.
The annual meeting will be held for the following purposes: (1) to vote for the election of eight directors, (2) to vote upon an advisory proposal concerning our executive compensation program, and (3) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2021. I encourage you to vote for the nominees for director, for advisory approval of our executive compensation program, and for ratification of the appointment of Ernst & Young LLP.
Whether or not you expect to attend the virtual annual meeting online, it is important that your shares be represented and voted. After reading this proxy statement, please promptly vote and submit your proxy. You may vote through the Internet, by telephone, by requesting, signing and returning a proxy card, or online during the virtual annual meeting. Your vote is important.
Very truly yours,
PATTERSON COMPANIES, INC.

 Mark S. Walchirk
President and Chief Executive Officer

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 14, 2020
NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation, will be held virtually at 4:30 p.m., Central Daylight Saving Time, on Monday, September 14, 2020, or at any adjournment or postponement thereof. You will be able to attend the annual meeting online, listen to the meeting live, submit questions and vote by visiting www.virtualshareholdermeeting.com/PDCO2020 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
The meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:
1.	To elect eight directors to have terms expiring in 2021, and until their successors shall be elected and duly qualified;
2.	To consider and vote upon an advisory proposal concerning our executive compensation program;
3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2021; and
4.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on July 17, 2020 are entitled to notice of, and to vote at, the virtual annual meeting. In an effort to facilitate the voting process for substantially all of our shareholders, we are using the Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. You can vote by proxy over the Internet by following the instructions provided in the Notice Regarding the Availability of Proxy Materials that was mailed to you on or about July 31, 2020, or, if you request printed copies of the proxy materials by mail, you can vote by mail or by telephone. You can also vote online during the virtual annual meeting. Your vote is important and your promptness in voting by proxy will assist in its expeditious and orderly processing and will assure that you are represented at the meeting. Proxies may be revoked at any time before they are exercised.
BY ORDER OF THE BOARD OF DIRECTORS

 Les B. Korsh
Vice President, General Counsel and Secretary
St. Paul, Minnesota
July 31, 2020
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 14, 2020

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2020 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/703395.

PATTERSON COMPANIES, INC.
1031 MENDOTA HEIGHTS ROAD
ST. PAUL, MINNESOTA 55120
PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD SEPTEMBER 14, 2020
INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished by the Board of Directors of Patterson Companies, Inc. and contains information relating to the annual meeting of shareholders to be held virtually at 4:30 p.m., Central Daylight Saving Time, on Monday, September 14, 2020.
In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide substantially all of our shareholders access to our proxy materials over the Internet, instead of mailing printed copies of those materials to each shareholder. Accordingly, a Notice Regarding the Availability of Proxy Materials will be mailed on or about July 31, 2020 to shareholders who owned our common stock at the close of business on July 17, 2020. Shareholders will have the ability to access the proxy materials on a website referred to in the Notice Regarding the Availability of Proxy Materials or request that a printed set of the proxy materials be sent to them by following the instructions therein.
The Notice Regarding the Availability of Proxy Materials will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.
Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?
The Securities and Exchange Commission rules allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
How can I access the proxy materials over the Internet?
The Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction card provided by your broker, trustee or nominee, will contain instructions on how to view our proxy materials for the annual meeting of shareholders on the Internet and how to instruct us to send our future proxy materials to you electronically by e-mail.

How may I obtain a paper copy of the proxy materials?
Shareholders receiving a Notice Regarding the Availability of Proxy Materials will find instructions about how to obtain a paper copy of the proxy materials on their notice.
What is the purpose of the virtual annual meeting?
At our virtual annual meeting, shareholders will vote on the following items of business:
■	The election of eight directors to have terms expiring in 2021, and until their successors shall be elected and duly qualified;
■	Advisory approval of our executive compensation program; and
■	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2021.
Shareholders will also vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.
What are the Board’s recommendations?
Our Board of Directors recommends that you vote:
■	FOR election of each of the nominees for director (see Proposal No. 1);
■	FOR advisory approval of our executive compensation program (see Proposal No. 2); and
■	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2021 (see Proposal No. 3).
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.
What shares are entitled to vote?
As of July 17, 2020, the record date for the meeting, we had 96,279,152 shares of common stock outstanding and approximately 1,948 shareholders of record. Each share of our common stock outstanding on the record date is entitled to one vote on each item being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. Shareholders do not have the right to cumulate votes in the election of directors. Shares are counted as present if either the shareholder votes online at the virtual annual meeting, or has properly submitted a proxy by Internet, by telephone, or by mail.
How can I vote by proxy in advance of the virtual annual meeting?
Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the virtual annual meeting. There are three ways to vote by proxy:
By Internet – Shareholders who receive a Notice Regarding the Availability of Proxy Materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who receive a paper copy of a proxy card or voting instruction card provided by their broker, trustee or nominee by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

By Telephone – Shareholders of record may submit proxies by telephone by following the instructions set forth on the website listed on the Notice Regarding the Availability of Proxy Materials or the proxy card. You will need to have the control number that appears on your Notice Regarding the Availability of Proxy Materials or proxy card available when voting by telephone.
By Mail – Shareholders who request and receive a paper copy of the proxy card or the voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.
How do I vote my Patterson Companies, Inc. Employee Stock Ownership Plan and Trust (“ESOP”) or Patterson Dental Canada, Inc. Deferred Profit Sharing Plan (“DPSP”) shares?
If you participate in the ESOP or the DPSP, follow the directions on your proxy card to vote shares held for you in your ESOP or DPSP account, and such shares will be voted in accordance with your instructions. If you do not provide instructions on or before Wednesday, September 9, 2020, our Board of Directors will direct Delaware Charter Guarantee & Trust Company dba Principal Trust Company, the trustee of the ESOP, to vote your ESOP shares in accordance with the Board’s recommendations. If you do not provide instructions on or before Wednesday, September 9, 2020, our Board will direct Standard Life Trust Company, the trustee of the DPSP, to vote your DPSP shares in accordance with the Board’s recommendations.
Who can attend the virtual annual meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend and participate in the virtual annual meeting by accessing www.virtualshareholdermeeting.com/PDCO2020. To join the annual meeting, you will need to have your 16-digit control number, which is included on your Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials). In the even that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Wednesday, September 9, 2020, so that you can be provided with a control number and gain access to the meeting. Shareholders may vote electronically and submit questions online while attending the virtual annual meeting.
The live audio webcast of the annual meeting will begin promptly at 4:30 p.m., Central Daylight Saving Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the online annual meeting login page at www.virtualshareholdermeeting.com/PDCO2020.
How can I vote my shares at the virtual annual meeting?
To vote your shares online at the virtual annual meeting, please visit www.virtualshareholdermeeting.com/PDCO2020 and enter the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
Even if you plan to attend the virtual annual meeting online, we recommend that you vote by proxy in advance of the annual meeting as described above so that your vote will be counted if you later decide not to attend the annual meeting. For additional information, please see “How can I vote by proxy in advance of the virtual annual meeting?” above.
To vote your shares without attending the virtual annual meeting, please follow the instructions for Internet or telephone voting contained in the Notice Regarding the Availability of Proxy Materials. Whether you hold shares directly as a shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the virtual annual meeting online. If you are a shareholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. All shares represented by a valid proxy received prior to the annual meeting will be voted.
Can I change my vote or revoke my proxy after I submit my vote?
Yes. If you vote prior to the meeting, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting. You may automatically revoke your proxy by attending the virtual annual meeting online and voting online at the meeting. Attending the virtual annual meeting online without voting at such meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, you may submit new voting instructions to your broker, trustee or nominee. Another means to revoke your proxy or change your proxy or voting instructions is to send a written notice via email to investor.relations@pattersoncompanies.com before the beginning of the annual meeting.
What constitutes a quorum?
The presence at the virtual annual meeting, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. Because brokers cannot vote shares on their customers’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 2 in this proxy statement, without receiving voting instructions from a customer, if a broker does not receive voting instructions from its customer with respect to a non-routine proposal and is precluded from voting on that proposal, then a “broker non-vote” occurs. If a broker returns a proxy indicating a lack of authority to vote on non-routine proposals, the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote on such proposals.
What vote is required to approve each item?
Proposal No. 1. Assuming the presence of a quorum, election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. For additional information, please see “How does the director resignation policy work?” below.
Proposal Nos. 2 and 3. Assuming the presence of a quorum, the affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on the item at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, will be required for approval of each of these proposals.
What is the effect of an abstention or broker non-vote on each proposal?
With respect to the election of directors, the advisory proposal on executive compensation, and the proposal to ratify the selection of Ernst & Young LLP:
■
If you abstain from voting on a nominee or a proposal, your shares will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on the nominee or the proposal and, accordingly, will have the same effect as a vote against the nominee or proposal.

■
If you do not vote (or a broker non-vote occurs) on a nominee or a proposal, your shares will not be deemed present for the purposes of calculating the vote on that nominee or proposal and will generally have no impact on determining whether the nominee is elected or the proposal is approved.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy card that you receive in order to ensure that all of your shares are voted.
How can I vote on each of the proposals?
With respect to the first proposal, you may vote FOR or AGAINST the nominees, or you may indicate that you wish to ABSTAIN from voting on the nominees. With respect to each of the second and third proposals, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.
If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy. If you sign a paper proxy card but do not specify how you want your shares to be voted (and you do not hold your shares through a broker, bank or other financial institution), they will be voted (1) FOR election of the nominees named below under the caption “Proposal No. 1 – Election of Directors;” (2) FOR advisory approval of our executive compensation program; (3) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 24, 2021; and (4) in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the annual meeting.
How does the director resignation policy work?
Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who fails to receive the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the meeting shall, promptly following certification of the shareholder vote, offer his or her resignation to our Governance and Nominating Committee. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection by our Board of Directors following its receipt of the recommendation of our Governance and Nominating Committee. We will promptly disclose to the public each such resignation and decision by our Board.
Who will count the proxy votes?
All votes will be tabulated by Broadridge Financial Services as the inspector of election for the meeting. Such firm will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
How will voting on any other business be conducted?
We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the proxy holders, Mark S. Walchirk or Les B. Korsh, or his nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders may vote your proxy for another candidate nominated by our Board of Directors.
Who is paying for this proxy solicitation?
We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and other employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Eight persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a majority of the shares represented in person or by proxy and entitled to vote at the meeting, to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified. There are no family relationships between or among any of our directors or executive officers.
Our Bylaws provide for a Board of Directors consisting of one or more members, and further provide that the shareholders at each annual meeting shall determine the number of directors. The Board recommends that the number of directors be set at eight and it is intended that the proxies accompanying this proxy statement will be voted at the annual meeting to establish a Board consisting of eight members.
It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees, except for those proxies that vote against the nominees or abstain from voting on the nominees. As noted above, shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any nominee shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person as the proxies shall, in their discretion, determine. We have no reason to believe that any nominee will not be a candidate or will be unable to serve.
Set forth below is certain information concerning the nominees for election:
Name	Age	Principal Occupation	Position(s) with Patterson	Director Since
John D. Buck	70	Chief Executive Officer of Whitefish Ventures, LLC	Chairman of the Board	2006
Alex N. Blanco	59	Former Senior Vice President and Chief Supply Chain Officer of Baxter International	Director	2017
Jody H. Feragen	64	Former Executive Vice President and Chief Financial Officer of Hormel Foods Corp.	Director	2011
Robert C. Frenzel	49	President and Chief Operating Officer of Xcel Energy Inc.	Director	2018
Francis J. Malecha	56	Manager of Hidden Lake Vineyard, LLC	Director	2018
Ellen A. Rudnick	69	Senior Advisor on Entrepreneurship, University of Chicago Booth School of Business	Director	2003
Neil A. Schrimsher	56	President and Chief Executive Officer of Applied Industrial Technologies, Inc.	Director	2014
Mark S. Walchirk	54	President and Chief Executive Officer of Patterson Companies, Inc.	President, Chief Executive Officer, Director	2017

Nominees for Election as Director
John D. Buck serves as our non-executive Chairman of the Board. Mr. Buck is the principal owner of Whitefish Ventures, LLC, a family investment fund. He has been its Chief Executive Officer since 2000. Mr. Buck was Chief Executive Officer of Medica, the second largest health benefits plan in Minnesota, from February 2002 to May 2003. From 1996 to 2000, he worked for Fingerhut Companies, Inc. with his last assignment as President and Chief Operating Officer, and played an integral role in developing the business services area of the company. Prior to Fingerhut, Mr. Buck was Vice President of Administration at Alliant Techsystems, a leading supplier of aerospace and defense technologies. Prior to that, Mr. Buck spent 21 years at Honeywell, Inc., including a four-year international posting, and most recently serving as Vice President of Administration. Mr. Buck is Chairman of the Board of Directors of Medica, served as a director of Evine Live, Inc. from 2004 to 2015, and became a director of Round River Research in 2017. He has been one of our directors since December 2006. Mr. Buck brings financial, strategic and leadership experience, including health benefit plan experience, to our Board.
Alex N. Blanco served as Senior Vice President and Chief Supply Chain Officer for Baxter International, a leading provider of products to treat hemophilia, kidney disease, immune disorders and other chronic and acute medical conditions, from March 2020 to June 2020. From January 2013 to March 2020, Mr. Blanco served as Executive Vice President and Chief Supply Chain Officer for Ecolab Inc., a global leader in water, hygiene and energy technologies and services that protect people and vital resources. From 1982 to 2012, Mr. Blanco held senior management positions at Procter & Gamble Co. (“P&G”), with his last position as Vice President Product Supply Global Beauty Sector. In his previous roles, he led the supply chain in other key P&G divisions and also had international assignments, in which Mr. Blanco was based outside of the United States from 1990 to 2004, having spent ten years in South America and four years in Europe, and during which time he had responsibility for Central and Eastern Europe, the Middle East and Africa. He has been a director of YMCA of the Greater Twin Cities since June 2015. He has been one of our directors since April 2017. Mr. Blanco brings extensive supply chain and international experience to our Board.
Jody H. Feragen served as Executive Vice President and Chief Financial Officer of Hormel Foods Corp., a multinational marketer and manufacturer of brand name food and meat products, from November 2010 to October 2016. Ms. Feragen served as Hormel’s Senior Vice President and Chief Financial Officer from January 2007 to October 2010 and Hormel’s Vice President (Finance) and Treasurer from October 2005 to December 2006. She also served on Hormel’s board of directors from 2007 to 2016. Since September 2015, Ms. Feragen has served as a director, including current service as chair of the audit committee and a member of the nomination and governance committee, of Graco Inc., a supplier of technology and expertise for the management of fluids in both industrial and commercial applications. She has been one of our directors since September 2011. Ms. Feragen brings extensive experience in public company financial management to our Board.
Robert C. Frenzel has served as President and Chief Operating Officer of Xcel Energy Inc. (“Xcel Energy”) since March 2020, where he has responsibility for Xcel Energy’s four utility operating companies, along with the transmission, distribution and natural gas businesses. From May 2016 to March 2020, Mr. Frenzel served as Executive Vice President and Chief Financial Officer of Xcel Energy. From February 2012 to April 2016, Mr. Frenzel served as Senior Vice President and Chief Financial Officer of Luminant, a subsidiary of Energy Future Holdings Corp. (“EFHC”). From February 2009 to February 2012, he served as Senior Vice President for Corporate Development, Strategy and Mergers and Acquisitions for EFHC. In April 2014, EFHC, the majority of its subsidiaries, including Texas Competitive Energy Holdings (“TCEH”), the parent company of Luminant, filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code. TCEH emerged from Chapter 11 in October 2016. Earlier in his career, Mr. Frenzel advised corporate clients on strategic and financial transactions as a Vice President in the Investment Banking Division at Goldman Sachs, and consulted in the strategy, finance, and economics practice at Arthur Andersen. Mr. Frenzel also served in the United States Navy for six years as a nuclear engineering officer and weapons officer, and was promoted to lieutenant commander in the Navy Reserve following active duty. He has been one of our directors since March 2018. Mr. Frenzel brings public company executive management, supply chain, strategic merger and acquisition, system implementation and risk management experience to our Board.

Francis J. Malecha has served as Manager of Hidden Lake Vineyard, LLC since March 2020. He previously served as President, Chief Executive Officer and a director of Compass Minerals International, Inc., a leading provider of essential minerals, from January 2013 to November 2018. Previously, Mr. Malecha was Head of Agricultural Products, North America at Glencore International plc. From 2000 to 2013, Mr. Malecha held a series of increasingly senior roles at global agribusiness company Viterra, Inc, culminating in his tenure Chief Operating Officer of the company’s grain division before Viterra was acquired by Glencore. Earlier in his career, Mr. Malecha spent 15 years in the grain division of General Mills, Inc. He has been one of our directors since June 2018. Mr. Malecha brings merchandising, transportation, operations, risk management and international merger and acquisition experience to our Board.
Ellen A. Rudnick has served as Senior Advisor on Entrepreneurship at the University of Chicago Booth School of Business since July 2016. Ms. Rudnick was previously the Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago Booth School of Business since March 1999. She served as Chairman of Pacific Biometrics, a medical diagnostics company which she co-founded, from 1993 to 1999; President of HCIA and CEO of Healthcare Knowledge Resources, both healthcare information service companies, from 1990 to 1992; and in a variety of capacities at Baxter Healthcare from 1975 to 1990, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management Services Division. Ms. Rudnick served as Founder and Chairman of CEO Advisors, a consulting firm established in 1992. Ms. Rudnick serves as director of First Midwest Bancorp, Inc., HMS Holdings Corporation and Liberty Mutual Insurance Company. She has been one of our directors since December 2003. Ms. Rudnick brings experience with small businesses (our customer base), the medical products industry, academia and entrepreneurship to our Board.
Neil A. Schrimsher has served as Chief Executive Officer of Applied Industrial Technologies, Inc., one of North America’s largest industrial parts distributors, since October 2011 and was also elected its President in August 2013. From January 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries, a global electrical products manufacturer, where he led multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Mr. Schrimsher joined Cooper Industries in May 2006 as the President of Cooper Lighting. Mr. Schrimsher’s other experience includes senior leadership positions for Siemens Energy & Automation, part of Siemens AG, the global electronics and electrical engineering company. He began his career at General Electric Company and rose through a succession of positions in GE Lighting. He has served as a director of Applied Industrial Technologies, Inc. since October 2011. He has been one of our directors since March 2014. Mr. Schrimsher brings wholesale distribution and executive leadership experience to our Board.
Mark S. Walchirk became our President and Chief Executive Officer in November 2017. Mr. Walchirk previously served as President of U.S. Pharmaceutical at McKesson Corporation from October 2012 to October 2017, where he held responsibility for McKesson’s U.S. Pharmaceutical sales, distribution and customer service operations. Mr. Walchirk joined McKesson in April 2001 and held various leadership positions including President of McKesson Specialty Care Solutions and Chief Operating Officer of McKesson U.S. Pharmaceutical. Before joining McKesson, he spent 13 years in medical-surgical distribution and manufacturing with Baxter Healthcare, Allegiance Healthcare and Encompass Group, holding various leadership positions in sales, marketing, operations and business development. Mr. Walchirk became one of our directors in November 2017. Mr. Walchirk brings strategic and leadership experience, including healthcare services and distribution experience, to our Board.
Vote Required
Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. Our Board of Directors recommends that you vote FOR the election of the nominees listed above.

OUR BOARD OF DIRECTORS AND COMMITTEES
Overview
Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company, as provided by Minnesota law. Our Board held 14 meetings and took action by written consent twice during fiscal 2020. In addition to meetings of the full Board, directors also attended committee meetings. Each director attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.
Our Board is comprised of a majority of independent directors as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Our Board has affirmatively determined the independence under the applicable Marketplace Rule as to each of our directors who are identified as independent directors in the chart that appears below within the subsection captioned “Committee Overview.”
As part of our Board’s evaluation of director independence, they considered our company’s ongoing transactions with Ecolab Inc., where director Alex N. Blanco had been employed as Executive Vice President and Chief Supply Chain Officer until March 2020, and our company’s purchases from Baxter International, where Mr. Blanco had been employed as Senior Vice President and Chief Supply Chain Officer from March 2020 to June 2020. Our Board reviewed such transactions and determined that they were entered into and provided in the ordinary course of business and were immaterial to either company’s revenues or operations.
The independent members of our Board meet in executive session at each regular meeting of our Board, with no members of management present.
Our company and our Board are members of the National Association of Corporate Directors (“NACD”). Our Board authorizes, recommends and encourages each Board member and our company’s senior management to attend educational courses offered by the NACD or similar accredited educational organization. We reimburse reasonable expenses incurred by our directors and senior management in attending such courses.
Our company has adopted and published Principles of Business Conduct and Code of Ethics. Our Principles of Business Conduct and Code of Ethics satisfy the requirements of Item 406(b) of Regulation S-K and applicable NASDAQ Marketplace Rules. Our Principles of Business Conduct and Code of Ethics are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. We intend to disclose any amendment to or waiver from a provision of our Principles of Business Conduct and Code of Ethics that requires disclosure on our website at www.pattersoncompanies.com.
Our company also has adopted and published Corporate Governance Guidelines. Our Corporate Governance Guidelines address various governance topics, including the role of our Board of Directors, the composition of our Board and selection of directors, functioning of our Board and its committees, compensation of directors, and conduct and ethics standards for directors. Our Corporate Governance Guidelines are available on our website at www.pattersoncompanies.com or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120, Attention: Investor Relations.
Leadership Structure and Risk Oversight
Our Board of Directors, which elects its Chairman annually by a majority vote, does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and our Board believes that flexibility on this point best serves our company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time.

We currently believe that bifurcating the roles of Chief Executive Officer and Chairman of the Board, as well as the oversight exercised by the independent members of our Board through the work of the committees of our Board discussed below, enables strong and dynamic Board leadership, and effectively allocates authority, responsibility and oversight between management and the independent members of our Board. Our Board has the discretion to combine the roles of Chief Executive Officer and Chairman of the Board in the future if it deems it advisable and in the best interest of our company to do so.
The separation of the Chairman and Chief Executive Officer positions allows our Chairman to focus on governance of our Board, Board meeting agenda planning, Board committee succession planning, the recruitment of new directors, Board committee responsibilities, and other governance matters as further described below under the caption “Role of Non-Executive Chairman,” and our Chief Executive Officer to focus his attention on our business and execution of our company’s strategy. The Chairman also has an important role in the performance evaluation of the Chief Executive Officer, which helps the Governance and Nominating Committee evaluate the most effective Board leadership structure for our company. Our Board believes that these and other activities of the Chairman serve to enhance the independent leadership of the Board in order to provide robust oversight and promote overall Board effectiveness. Mr. Buck has an extensive leadership background, is actively engaged as Chairman on Board matters, and works closely with Mr. Walchirk. Mr. Buck frequently interacts with Mr. Walchirk and other members of management to provide his perspective on important issues facing our company and the informational needs of our Board. In addition to the Governance and Nominating Committee, which he chairs, and the Compliance Committee, where he currently serves as a member, Mr. Buck routinely attends the meetings of our Board’s other committees and frequently communicates with the chairs of those committees and with other independent directors both inside and outside of our Board’s normal meeting schedule to discuss Board and company issues as they arise. In addition, our Board has a significant majority of independent directors and all Board committees are comprised of independent directors.
Senior management is primarily responsible for assessing and managing risk. Risk oversight is provided by a combination of our full Board and its committees. As part of its oversight, our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company, including the COVID-19 pandemic. Specifically regarding COVID-19, our Board has been actively overseeing our company’s response, including receiving regular updates from and having discussions with senior management. The Board’s review and discussions around this ongoing crisis span a broad range of matters, including protecting the health and safety of our employees, supporting our employees, evaluating the impact of the pandemic on strategy, operations, liquidity and financial matters, interruptions in the industries in which our products are used (including the closure of dental practices, veterinary practices and meat production facilities), limited supply of personal protective equipment needed by dental practices, minimizing supply chain disruption, interruptions in the financial markets, and monitoring continued compliance with applicable laws.
Throughout the year, our Board provides guidance to senior management regarding strategy and critically reviews operating plans that are intended to implement that strategy. Our Board periodically holds meetings with senior management dedicated to discussing and reviewing operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is conducted during that meeting. The involvement of our Board in setting business strategy is critical to the determination of the types and appropriate levels of risk undertaken by our company. Our Board’s oversight includes its receipt and review of reports on data protection and cybersecurity matters from our information technology department. Also, more particularly, and as discussed below, our Audit Committee focuses on oversight of financial risks relating to our company; our Compensation Committee focuses primarily on risks relating to remuneration of officers and other employees; our Governance and Nominating Committee focuses on reputational and corporate governance risks relating to our company; our Finance and Corporate Development Committee focuses on risks associated with our capital structure, capital budget, capital expenditures, issuance and repurchase of securities, acquisitions and divestitures, and corporate investment and treasury policy; and our Compliance Committee focuses on oversight of matters related to the company’s compliance with applicable laws and regulations.

Role of Non-Executive Chairman
The role of non-executive Chairman is designed to provide leadership to our Board and to provide support and advice to our Chief Executive Officer. The role is intended to foster an environment conducive to effective communication by and among our Directors and senior management. The non-executive Chairman performs such duties and responsibilities as our Board may determine appropriate, including the following:
■	Calling meetings of the Board and meetings of our independent directors;
■	Presiding over Board meetings, including executive sessions of our independent directors;
■	Briefing the Chief Executive Officer on issues and concerns arising in the executive sessions of the Board;
■	Being available, when requested and appropriate, for consultation and direct communication with shareholders;
■	Reviewing and approving all information sent to our Board, including the quality, quantity, appropriateness and timeliness of such information;
■	Establishing meeting agendas for our Board in consultation with members of senior management;
■	Reviewing and approving the scheduling of Board meetings, assuring there is sufficient time for discussion of all agenda items;
■	Coordinating Board input and review of management’s strategic plan for the company;
■	Working with the Governance and Nominating Committee with respect to the recruitment, selection and orientation of new Board members as well as committee composition;
■	Overseeing the Compensation Committee’s development of appropriate objectives for the Chief Executive Officer and monitoring performance against those objectives;
■	Coordinating and chairing the annual Board performance review of the Chief Executive Officer and communicating results to the Chief Executive Officer;
■	Leading the Board’s review of the succession plan for the Chief Executive Officer and other executive officers;
■	Coordinating the Board’s self-assessment and evaluation processes;
■	Serving as a member of Governance and Nominating Committee and such other committees as assigned by the Board; and
■	Reviewing, on an annual basis and in consultation with our independent directors, this list of responsibilities and recommending to our Board for approval any modifications or changes.
Committee Overview
The current standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Finance and Corporate Development Committee and the Compliance Committee. Each committee consists solely of members who are independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of our Audit Committee is independent as defined in Exchange Act Rule 10A-3 and each member of our Compensation Committee is a non-employee director under the rules of the Securities and Exchange Commission.

Each standing committee has a charter, all of which are available on our website at http://investor.pattersoncompanies.com/governance.cfm or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations. Such committees review and reassess the adequacy of their respective charters and recommend any changes to them at least annually. These charters were last reviewed and revised in June 2020. Our committees also engage in an annual review of committee performance.
The following table shows the current membership of our standing committees and identifies our independent directors:
Name	Audit	Compensation	Governance and Nominating	Finance and Corporate Development	Compliance	Independent Director
John D. Buck			X*		X	X
Alex N. Blanco	X	X			X	X
Jody H. Feragen	X			X*	X	X
Robert C. Frenzel	X*		X	X		X
Francis J. Malecha	X	X		X		X
Ellen A. Rudnick		X*	X	X		X
Neil A. Schrimsher		X	X		X*	X
Mark S. Walchirk
James W. Wiltz(a)						X
*	Denotes committee chairperson.
(a)	Mr. Wiltz ceased serving on our Board in September 2019.
The Board sets the annual schedule of standing committee meetings, with regularly scheduled meetings held adjacent to our Board’s regularly scheduled meetings. In addition to meetings set by the Board, each standing committee shall meet, either by phone or in person, when and as often as the chairperson of each committee deems appropriate. The chairperson of each standing committee, with the advice and consultation of management and the committees’ outside advisors, if any, sets the agenda for each meeting. Committee members receive detailed materials related to the topics on the agenda prior to each meeting.

Committee Responsibilities
Our Audit Committee and Its Report
Responsibilities and Composition. Our Audit Committee, chaired by Mr. Frenzel, is empowered by our Board of Directors to review our financial books and records in consultation with our accounting and auditing staff and our independent registered public accounting firm, Ernst & Young LLP (“EY”), and to review with our accounting staff and EY the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. EY reports directly to the committee, which is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants in regards to audit and attest services for our company. The committee’s charter, which discusses the full responsibilities of the committee, is available on our website at https://investor.pattersoncompanies.com/investor-relations/governance/default.aspx or in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations.
Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. As noted above, each member of the committee is an independent director as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Each member of the committee meets the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1). No member of the committee participated in the preparation of the financial statements of our company or any current subsidiary of our company at any time during the past three years. Each member of the committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.
Pursuant to Rule 5605(c)(2) of the Marketplace Rules of the NASDAQ Stock Market, at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. In addition, our Board of Directors has determined that Robert C. Frenzel and Jody H. Feragen are each an “audit committee financial expert” as such term is defined by Item 407(d)(5) of Regulation S-K.
Audit Committee Report. As noted above, our Audit Committee oversees our accounting and financial reporting process on behalf of our Board of Directors. Management has primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements included in our company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2020 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in the financial statements.
After each fiscal quarter but prior to the filing of the related periodic report, our Audit Committee reviews and discusses with management and our independent registered public accounting firm the results of the most recently completed fiscal quarter. The committee held ten meetings during fiscal 2020.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. To report such matters, please call 877-888-0040.
EY has been our company’s independent registered public accounting firm since 1985. When, in accordance with Securities and Exchange Commission rules and EY policies, the lead audit partner is required to rotate after a maximum of five consecutive years of service in that capacity or due to other circumstances, the process for selection of our company’s lead audit partner pursuant to this rotation policy involves a meeting between the chair of our Audit Committee and the candidate for the role, as well as discussion by the full committee and with management. Our company’s lead audit partner was most recently changed in 2019.
Our Audit Committee reviewed with EY, the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the Public

Company Accounting Oversight Board. In addition, the committee has discussed with EY the firm’s independence from management and our company, including the matters in the written disclosures and the letter the committee received from EY as required by the applicable requirements of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by EY during the year on such firm’s independence prior to the commencement of the non-audit services.
Our Audit Committee is committed to ensuring the independence of our company’s independent registered public accountants and directs significant attention toward the appropriateness of the outside auditor to perform services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.
As a matter of policy, the independent registered public accountants will only be engaged for non-audit related work if those services enhance and support the attest function of the audit, are an extension to the audit or audit related services, or relate to tax matters. Annually, the lead audit partner reviews with the Audit Committee the services the outside auditor expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly status for the committee’s approval of any non-audit services that the outside auditor has been asked to provide or may be asked to provide in the next quarter. The committee pre-approves all audit and non-audit services provided by the company’s outside auditor.
Our Chief Financial Officer is responsible for the implementation of the Audit Committee’s pre-approval policies and procedures. The committee pre-approved all of the services we received from EY during fiscal 2020.
The Audit Committee discussed with our company’s internal auditors and EY the overall scope and plans for their respective audits. The committee meets with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2020, for filing with the Securities and Exchange Commission.
The Audit Committee and our Board have recommended and seek shareholder ratification of the selection of EY as our company’s independent registered public accounting firm for the year ending April 24, 2021. In making this recommendation, the committee evaluated the independence of EY, their knowledge and experience with our company, the quality of their past work for our company, their industry knowledge, data relating to their audit quality and performance and the level of fees to be charged for the audit services. The committee and our Board believe that the appointment of EY as our company’s independent registered public accounting firm is in the best interests of our shareholders and our company.
Respectfully submitted,
/s/ Robert C. Frenzel, Chair
/s/ Alex N. Blanco
/s/ Jody H. Feragen
/s/ Francis J. Malecha
The Audit Committee
Our Compensation Committee and Its Report
Responsibilities and Composition. Our Compensation Committee, chaired by Ms. Rudnick, is authorized by our Board to set the annual compensation of each of our executive officers, to grant stock options, restricted stock and other awards to employees under our Amended and Restated 2015 Omnibus Incentive Plan, and to review and approve our compensation and benefit plans. Our Compensation Committee held seven meetings and took action by written consent twice during fiscal 2020.
Our Board has determined that each member of our Compensation Committee is independent of management and our company. Further, as noted above, each member of the committee is an independent director and is a non-employee director under the applicable rules of NASDAQ and the Securities and Exchange Commission, respectively.

The Compensation Committee has the dual responsibility of serving the interests of our shareholders and serving as an advisor to management. The committee assists our Board in fulfilling its responsibility to our shareholders so that our executive officers and certain other officers and managers are compensated in accordance with our company’s total compensation objectives and executive compensation policy. Management assists the committee by advising and recommending compensation policies, strategies and pay levels necessary to establish appropriate incentives for management and employees that are aligned with business strategies and goals that the committee believes will drive competitive advantage and deliver sustainable returns to shareholders. Other than as permitted under the Amended and Restated 2015 Omnibus Incentive Plan, the committee does not delegate any of its duties or responsibilities to any subcommittee or other person. The committee’s specific responsibilities include:
■	Evaluate annually our Chief Executive Officer’s and other executive officers’ compensation levels and payouts;
■
Determine for our executive officers, and recommend to our Board for approval with respect to the Chief Executive Officer, all components of compensation, including annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change-in-control provisions or agreements, severance agreements, benefits, supplemental benefits and any special financial compensation programs;

■	Review and recommend to our Board for approval any equity compensation program involving the use of our company’s securities, including stock options and restricted stock;
■	When appropriate, select, retain and terminate independent compensation consultants, independent legal counsel or other advisors to advise the committee;
■	Ensure that the compensation for our Chief Executive Officer and other executive officers is consistent with our company’s executive compensation policy;
■	Advise and assist our company in defining its total compensation policy;
■	Review and comment on the compensation program to ensure that it supports our company’s strategic and financial plans;
■
Review and recommend to our Board for approval new incentive plans that are consistent with the total compensation policy, and monitor the appropriateness of payouts under alternative business scenarios;

■	Review retirement plans to ensure they are meeting company objectives and are in compliance with relevant laws and regulations;
■	Review the establishment, amendment and termination of employee benefits plans, including equity plans, and oversee the operation and administration of such plans;
■
Review our company’s compensation policies for regulatory and tax compliance, including structuring compensation programs to preserve tax deductibility and, as required and to the extent applicable under relevant transition relief rules, establishing performance goals and certifying that performance goals have been attained;

■
Considering the results of the most recent shareholder advisory vote on executive compensation in making determinations and recommendations regarding our company’s executive compensation policy and decisions;

■	Include a report on executive compensation in our company’s proxy statement as required by Securities and Exchange Commission rules;
■	Review annually our company’s risk assessment to determine whether compensation policies and practices are reasonably likely to have a material adverse effect on our company;

■
Review and discuss with management the “Compensation Discussion and Analysis” required by Securities and Exchange Commission Regulation S-K, Item 402, and determine whether to recommend to our Board that the “Compensation Discussion and Analysis” be included in our company’s annual proxy statement for the annual meeting of shareholders;

■	Review and modify, as appropriate, stock ownership guidelines applicable to executive officers and non-employee directors, and oversee the application of such guidelines; and
■	Fulfill such other duties and responsibilities as may be assigned to the committee by our Board or Chairman of the Board.
In fulfilling its duties and responsibilities, the Compensation Committee may hire independent consultants, confer with our internal human resource professionals and consult with our Chief Executive Officer and other members of management. In the most recently completed fiscal year, the committee engaged and worked with Pearl Meyer, an independent compensation consultant that has no other ties to our company or its management, to review compensation philosophy, competitiveness, pay for performance, and short term and long term compensation design. The committee believes that Pearl Meyer is independent of our management. Our management has not engaged Pearl Meyer to provide any other services to our company.
During the Compensation Committee meetings held in fiscal 2020, certain members of management were present to address specific topics within the scope of their responsibilities. In addition, our Chief Executive Officer, our Chief Financial Officer, our Chief Human Resources Officer and our Vice President, General Counsel and Secretary attended several of the meetings to provide certain recommendations to the committee regarding the compensation of other executive officers and to discuss the financial implications of various compensatory awards and benefit programs. No such executive officer was present during the committee’s discussion and determination of his or her respective compensation.
Compensation Committee Interlocks and Insider Participation. The members of our Compensation Committee are identified by name in the “Compensation” column of the chart that appears above within the subsection captioned “Committee Overview.” None of the members of the committee was an officer or employee of Patterson Companies, Inc. during fiscal 2020 or in any prior year, and none of the members of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no Compensation Committee interlocks as described in Item 407(e)(4) of Regulation S-K.
Compensation Committee Report. Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” that appears herein with management. Based on such review and discussions, the committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and, thereby, in our Annual Report on Form 10-K for the fiscal year ended April 25, 2020.
Respectfully submitted,
/s/ Ellen A. Rudnick, Chair
/s/ Alex N. Blanco
/s/ Francis J. Malecha
/s/ Neil A. Schrimsher
The Compensation Committee
Our Governance and Nominating Committee and Its Procedures for Nominations
Responsibilities and Composition. Our Governance and Nominating Committee, chaired by John D. Buck, performs the core function of providing the overall protocol for Board operation to improve the effectiveness of the Board. It also serves as the nominating committee, making recommendations as to nominees to serve as members of our Board and regarding the composition of the committees of our Board. The committee’s responsibilities include establishing criteria for Board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with our interests, assessing the contributions of current directors in connection with their re-nomination, and making recommendations to the full Board on how to improve the effectiveness of our Board. The committee believes that diversity of viewpoints, backgrounds, skills, experience and expertise is a key attribute for directors. As a result, the committee seeks to have a diverse Board that is representative of our company’s customer, employee and shareholder base. The committee carefully considers diversity when considering nominees for director and periodically reviews its recruitment and selection protocols to ensure that diversity remains a component of each director search.
Our Governance and Nominating Committee has identified nominees based upon suggestions by non-employee directors, executive officers, shareholders and third-party search firms. Our director selection criteria includes: integrity; high level of education; business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among members; balanced representation of the best interests of the company’s shareholders as a whole rather than special constituencies; and any potential conflicts with the company’s interests. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation.
Our Governance and Nominating Committee has from time to time engaged third-party search firms to provide assistance in the identification and evaluation of potential nominees, whose qualifications and independence are then thoroughly evaluated by the committee. The committee has paid fees to third-party search firms for such assistance.
It is our Governance and Nominating Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on our Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on our Board and the committee does not perceive a need to increase the size of our Board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.
Nomination Procedures. To submit a recommendation of a director candidate to our Governance and Nominating Committee, a shareholder must submit the following information in writing, addressed to our Chairman of the Board, care of our Corporate Secretary, at the main office of Patterson Companies, Inc.:
■	The name of the person recommended as a director candidate;
■	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;
■	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
■
As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of our common stock; and

■	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
Our Bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our Corporate Secretary not less than 90 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary.

Minimum Qualifications. In carrying out its responsibility to find the best-qualified persons to serve as directors, our Governance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last ten years which are material to the evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.
In addition, prior to nominating an existing director for re-election to our Board, our Governance and Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to our Board; and his or her independence. Pursuant to our Corporate Governance Guidelines, independent directors generally may not stand for election following their attaining the age of 75, or 20 years of service as a director on our Board.
Our Governance and Nominating Committee is also responsible for overseeing and reviewing our processes for providing information to our Board. The committee completes an annual review of the performance of our Chief Executive Officer. In addition, the committee recommends a succession plan to our Board for our Chief Executive Officer and reviews programs created and maintained by management for the development and succession of other executive officers and other individuals identified by management or the committee. The committee develops and oversees a company orientation program for new directors and a continuing education program for current directors. The committee also sets director compensation. The committee held four meetings during fiscal 2020.
In June 2020, the committee’s charter was revised to provide that the committee shall advise the Board on matters of environmental and social governance that are of strategic significance to the company, provide oversight of the company’s sustainability, corporate social responsibility and corporate citizenship matters, and maintain an informed status on such matters through discussions and receipt of reports from management.
Our Finance and Corporate Development Committee
Purpose. Our Finance and Corporate Development Committee, chaired by Ms. Feragen, oversees our company’s capital structure, capital budget and capital expenditures, issuance and repurchase of equity and debt, and acquisitions and divestitures, and corporate investment and treasury policy and their consistency with our company’s overall financial and strategic plans.
Responsibilities and Organization. The responsibilities of our Finance and Corporate Development Committee include:
■	Review and make recommendations to our Board regarding our company’s capital structure;
■
Review our financing requirements, evaluate management’s proposals to support such financing requirements and recommend specific financing arrangements, such as credit arrangements and equity and long-term debt issuances, to our Board;

■
Review our company’s treasury policy as it relates to management of customer credit, commodity risks, exposures relating to insurance and risk management, and other financial risks that the Board may delegate to the committee for review;

■	Review and recommend to our Board our cash dividend policy;
■	Review and recommend to our Board authorization for the repurchase of equity or long-term debt;
■	Review our company’s use of derivative, hedging and other instruments to manage financial, currency and interest rate exposure;
■
Evaluate the financial impact of proposed merger, acquisition, divestiture, joint venture and other business combination transactions and recommend to the Board with respect to the financial aspects of such acquisitions and divestitures in the amount of $5 million or more (“principal portfolio transactions”);

■	Review the proposed annual capital budget and capital expenditures in the amount of $10 million or more;
■	Evaluate the post-acquisition financial integration and return on investment for principal portfolio transactions;
■	Review our company’s D&O and liability insurance coverage; and
■	Monitor our company’s investor relations program.
Our Finance and Corporate Development Committee reports to our Board on the principal matters reviewed or approved at each meeting and provides recommendations as to actions to be taken by our Board. The committee has the sole authority to retain and terminate any outside financial or other consultants to assist in carrying out its duties, including the authority to approve consultant fees and other retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, financial or other advisors. In addition, the committee has the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate, subject to the requirements of applicable laws and regulations. The committee held five meetings during fiscal 2020.
Our Compliance Committee
Purpose. Our Compliance Committee, chaired by Mr. Schrimsher, is authorized by our Board to oversee and monitor matters relating to our company’s compliance with applicable laws and regulations in all jurisdictions in which we operate, other than those matters reserved for the Audit Committee. Management has primary responsibility for compliance with relevant laws, our company’s Compliance Program and other relevant standards.
Our company’s Compliance Program includes, solely as related to compliance, the following topics: antitrust; Code of Ethics; conflicts of interest; Controlled Substances Act and related DEA requirements; consumer protection; customs and trade, including import and export matters; data privacy and data security; ethics; environment; False Claims Act; FDA regulations and requirements, including the Federal Food, Drug and Cosmetic Act; Foreign Corrupt Practices Act and similar anti-bribery laws; Fraud and Abuse Laws, including the Anti-Kickback Statute; government relations; health and safety; Health Insurance Portability and Accountability Act; interactions with healthcare professionals; information systems security; labor and employment; physical security; quality; recalls; regulatory compliance; sales of products or services to U.S. or foreign governments, including entities owned by such governments; Sunshine Act and other laws relating to reporting of and transparency with respect to payments to healthcare professionals; transportation; and such other matters as may be requested by the Compliance Committee.
Responsibilities and Organization. The responsibilities of our Compliance Committee include:
■
Provide oversight and monitoring of compliance matters, provided that the Audit Committee has sole oversight over compliance programs relating to financial matters, including auditing, financial reporting and disclosures to investors;

■	Provide oversight and monitoring of our company’s Compliance Program and receive periodic reports from management regarding the same;
■	Monitor our company’s efforts to implement programs, policies and procedures relating to compliance matters, and the training of employees and others on such matters;
■	Review the results of compliance-related audits conducted by our company and by regulators, such as the DEA and FDA;
■
Request or oversee the investigation of any significant instances or potential instances of noncompliance with laws or our company’s Compliance Program, polices or procedures; provided, however, that any instances or potential instances of financial noncompliance are to be directed to the Audit Committee for investigation;

■	Review any violations of our company’s Code of Ethics by any executive officer or director, and review, assess and/or recommend corrective action;
■
If there is a government or regulatory action that, in the judgment of the committee, has caused significant financial or reputational damage to our company or otherwise indicates a significant compliance or regulatory issue within our company, then the committee shall make a written recommendation to the Compensation Committee concerning the extent, if any, to which the incentive-based compensation of any executive officer involved in the conduct at issue or with direct supervision over an employee that engaged in the conduct at issue should be reduced, extinguished, or recouped;

■	Review on a regular basis litigation matters filed against our company related to alleged violations of laws and regulations;
■	Review on a regular basis our company’s compliance risk assessment plan;
■	Identify and investigate emerging compliance issues and trends which may affect our company;
■	Periodically review our company’s compliance oversight structure and allocation of resources and responsibilities across the organization;
■	Conduct an annual evaluation of the performance and effectiveness of the Compliance Committee and report the results of that evaluation to the Board;
■	Report to the Audit Committee on compliance matters reviewed by the Compliance Committee that may impact our company’s financial statements and our accounting and financial reporting processes;
■	At least annually, coordinate with the Audit Committee to discuss matters of mutual interest within the context of each committee’s respective areas of oversight; and
■	Have such other duties and oversight and monitoring responsibilities as may be assigned from time to time by the Board and/or the Chairman of the Board.
Our Compliance Committee reports to our Board on the principal matters reviewed or approved at each meeting and provides recommendations as to actions to be taken by our Board. The committee has the sole authority to retain and terminate any outside financial or other consultants to assist in carrying out its duties, including the authority to approve consultant fees and other retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, financial or other advisors. In addition, the committee has the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate, subject to the requirements of applicable laws and regulations. The committee, which was initially created in December 2019, held one meeting during fiscal 2020.
Communications with Board Members
Our Board of Directors has provided the following process for interested persons to send communications to our Board or individual directors. All communications from shareholders should be addressed to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Vice President, General Counsel and Secretary. Communications to individual directors may also be made to such director at our company’s address. All communications sent to the chair of our Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to our Board in the care of our Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of our company or its subsidiaries before being reviewed by our Board.

Board Member Attendance at Annual Meetings
Under our Corporate Governance Guidelines, it is our policy that all directors should be present at the annual meeting of shareholders. We generally hold a Board of Directors meeting coincident with the shareholders’ meeting to facilitate their attendance at the shareholders’ meeting. All directors then in office attended the 2019 annual meeting of shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION
Non-employee directors receive cash compensation and equity-based compensation for their service on our Board of Directors. For fiscal 2020, non-employee director compensation included an overall Board retainer of $206,000, with $90,000 representing an annual cash retainer and $116,000 issued in the form of restricted stock awards vesting one year from date of grant. Committee member and committee chair annual cash retainers were as follows: $10,000 for each member of the Audit Committee and an additional $20,000 for the chair of the Audit Committee; $5,000 for each member of the Compensation Committee and an additional $15,000 for the chair of the Compensation Committee; a $10,000 cash retainer for the chair of the Governance and Nominating Committee; $5,000 for each member of the Finance and Corporate Development Committee and an additional $15,000 for the chair of the Finance and Corporate Development Committee; and $10,000 for each member of the Compliance Committee and an additional $20,000 for the chair of the Compliance Committee. During its existence, each member of our former Special Investigation Committee received a monthly cash retainer of $5,000. In addition, the non-executive Chairman of the Board receives an annual cash retainer of $100,000. Non-employee directors may elect to receive shares of common stock in lieu of their director fees otherwise payable in cash. Directors are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with their service on our Board.
For fiscal 2021, Pearl Meyer, the Compensation Committee’s independent compensation consultant, benchmarked our non-employee director compensation program against our peer group. Based on that review, no changes were made to non-employee director compensation. However, as part of our broad-based effort to respond to the COVID-19 pandemic, we implemented certain cost reduction measures, including a temporary 25% reduction in non-employee directors’ cash compensation earned between May 1, 2020 and July 31, 2020.
Under our Amended and Restated 2015 Omnibus Incentive Plan, annual restricted stock awards vest in full on the first anniversary of the date of grant. Non-employee directors who have a term expiring not more than 29 days prior to the natural vesting date of their restricted stock award, are deemed to remain in service as a non-employee director until such natural vesting date, but only for purposes of satisfying the vesting restrictions. Otherwise, unvested restricted stock awards are forfeited on the effective date of termination of service as a director.
Because Mr. Walchirk served as a director and an executive officer of our company for fiscal 2020, information regarding his compensation is set forth within the section captioned “Executive Compensation.”

Compensation of Directors
The following table sets forth the compensation of our non-employee directors for fiscal 2020:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John D. Buck	210,000	116,002	-	-	-	-	326,002
Alex N. Blanco	161,250	116,002	-	-	-	-	277,252
Jody H. Feragen	126,875	116,002	-	-	-	-	242,877
Robert C. Frenzel	165,000	116,002	-	-	-	-	281,002
Francis J. Malecha	156,250	116,002	-	-	-	-	272,252
Ellen A. Rudnick	115,000	116,002	-	-	-	-	231,002
Neil A. Schrimsher	118,750	116,002	-	-	-	-	234,752
James W. Wiltz (a)	33,750	-	-	-	-	-	33,750
(a)	Mr. Wiltz ceased serving on our Board of Directors in September 2019.
(b)
Represents the aggregate grant date fair value of the 6,200 shares of restricted stock awarded to each non-employee director on September 16, 2019, the date of our 2019 annual meeting of shareholders, computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate such value is set forth in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 25, 2020. The aggregate number of unvested shares of restricted stock outstanding at fiscal year-end 2020 held by our non-employee directors was as follows:

Name	Number of Shares of Restricted Stock
John D. Buck	6,200
Alex N. Blanco	6,200
Jody H. Feragen	6,200
Robert C. Frenzel	6,200
Francis J. Malecha	6,200
Ellen A. Rudnick	6,200
Neil A. Schrimsher	6,200
James W. Wiltz	-
Total	43,400

(c)	The aggregate number of unexercised stock options outstanding at fiscal year-end 2020 held by our non-employee directors was as follows:
Name	Number of Stock Options
John D. Buck	-
Alex N. Blanco	-
Jody H. Feragen	12,000
Robert C. Frenzel	-
Francis J. Malecha	-
Ellen A. Rudnick	-
Neil A. Schrimsher	12,000
James W. Wiltz	-
Total	24,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of July 17, 2020, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table below, and (d) the current directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock and none of the stated shares has been pledged as security.
Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(a)	Percent of Class(b)
T. Rowe Price Associates, Inc.	12,845,399(c)	13.3%
BlackRock, Inc.	12,365,234(d)	12.8%
Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Trustee for the Patterson Companies, Inc. Employee Stock Ownership Plan	10,729,228(e)	11.1%
The Vanguard Group	8,576,268(f)	8.9%
Dimensional Fund Advisors LP	4,847,067(g)	5.0%
Mark S. Walchirk	405,492(h)(i)	*
Donald J. Zurbay	201,363(h)(i)	*
Les B. Korsh	169,202(h)(i)	*
John D. Buck	65,499	*
Eric R. Shirley	62,766(h)(i)	*
Ellen A. Rudnick	56,165	*
Andrea L. Frohning	52,353(h)(i)	*
Jody H. Feragen	39,827(j)(k)	*
Neil A. Schrimsher	33,418(j)	*
Alex N. Blanco	13,930	*
Robert C. Frenzel	10,872	*
Francis J. Malecha	10,872	*
All current directors and executive officers as a group (13 persons)	1,251,475(l)	1.3%
*	Represents less than 1%.
(a)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of common stock held by our ESOP. Shares reported as owned by the ESOP trustee are also reported as beneficially owned by our executive officers to the extent that shares have been allocated to the ESOP accounts of the named persons. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

(b)
Percentage of beneficial ownership is based on 96,279,152 shares outstanding as of July 17, 2020. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(c)
As set forth in Schedule 13G/A jointly filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Value Fund, Inc. (“Mid-Cap Value Fund”) on February 14, 2020. The Schedule 13G/A reports that Price Associates is an investment adviser with sole voting power over 4,081,077 shares and sole dispositive power over 12,845,399 shares. The Schedule 13G/A reports that Mid-Cap Value Fund is a registered investment company sponsored by Price Associates, which it also serves as investment adviser, with sole voting power over 8,516,200 shares, representing 8.8% of the class of such securities. The Schedule 13G/A further reports that the individual and institutional clients which Price Associates serves as investment adviser have the power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the reported shares, and that any discretionary authority that has been delegated to Price Associates may be revoked in whole or in part at any time. The Schedule 13G/A further reports that, with the exception of Mid-Cap Value Fund, not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by Mid-Cap Value Fund, the Schedule 13G/A reports that only the custodian for such fund has the right to receive dividends paid with respect to, and proceeds from the sale of, the reported securities, and that no other person is known to have such right, except that the shareholders of the Mid-Cap Value Fund participate proportionately in any dividends and distributions so paid. The reporting persons’ address is 100 E. Pratt Street, Baltimore, MD 21202.

(d)
As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on February 4, 2020. The Schedule 13G/A reports that BlackRock is a parent holding company/control person for BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (which entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G/A), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited. The Schedule 13G/A reports that BlackRock has sole voting power over 11,722,334 shares and sole dispositive power over 12,365,234 shares. The Schedule 13G/A further reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares, but no one person’s interest in the reported shares is more than 5% of the total outstanding shares. The reporting person’s address is 55 East 52nd Street, New York, NY 10055.

(e)
As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Trustee for the Patterson Companies, Inc. Employee Stock Ownership Plan on February 11, 2020, represents shares over which shared voting power and shared dispositive power is claimed. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The securities reported include all shares held of record by the trustee. The trustee follows the directions of our company, or other parties designated in the trust agreement between our company and the trustee, with respect to voting and disposition of the shares. The trustee, however, is subject to fiduciary duties under ERISA. The trustee disclaims beneficial ownership of the reported shares. As of July 17, 2020, the number of shares reported as beneficially owned included approximately 609,077 shares held in the unallocated account of the ESOP and approximately 9,850,548 shares held in the allocated account of the ESOP. The reporting person’s address is 1013 Centre Road, Suite 300, Wilmington, DE 19805-1265.

(f)
As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group (“Vanguard”) on February 12, 2020. The Schedule 13G/A reports that Vanguard is an investment adviser with sole voting power over 84,877 shares, shared voting power over 10,200 shares, sole dispositive power over 8,495,623 shares, and shared dispositive power over 80,645 shares. The Schedule 13G/A further reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of

70,445 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 24,632 shares as a result of its serving as investment manager of Australian investment offerings. The reporting person’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(g)
As set forth in Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020. The Schedule 13G reports that Dimensional is an investment adviser with sole voting power over 4,723,737 shares and sole dispositive power over 4,847,067 shares. The Schedule 13G reports that Dimensional furnishes investment advice to four registered investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all reported securities are owned by the Funds. The Schedule 13G further reports that the Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts, but no one Fund’s interest in the reported shares is more than 5% of the total outstanding shares. Dimensional disclaims beneficial ownership of all such securities. The reporting person’s address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(h)
Includes the following shares allocated to the ESOP account of the following persons: Mark S. Walchirk (819 shares); Donald J. Zurbay (671 shares); Les B. Korsh (1,554 shares); Eric R. Shirley (248 shares); and Andrea L. Frohning (680 shares). The ESOP trustee has the right to receive, and the power to direct the receipt of, dividends from such shares.

(i)
Includes shares purchasable by the named person upon the exercise of options granted under our Amended and Restated Equity Incentive Plan, our Amended and Restated 2015 Omnibus Incentive Plan or as inducement awards issued outside such plans: Mark S. Walchirk (81,250 shares); Donald J. Zurbay (92,350 shares); Les B. Korsh (58,474 shares); Eric R. Shirley (11,250 shares); and Andrea L. Frohning (10,000 shares).

(j)
Includes shares purchasable by the named person upon the exercise of options granted under our 2001 Non-Employee Directors’ Stock Option Plan or our Amended and Restated Equity Incentive Plan: Jody H. Feragen (12,000 shares); and Neil A. Schrimsher (12,000 shares).

(k)	Of the shares reported as beneficially owned, 1,000 shares are held in a revocable trust of which Ms. Feragen is a trustee.
(l)	Includes 5,221 shares allocated to ESOP accounts, 301,543 shares purchasable upon the exercise of options, and 517,413 shares over which there is sole voting power but no investment power.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide us with copies of such reports. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the past fiscal year, our officers, directors and greater than 10% shareholders complied with applicable filing requirements, except that one Form 4 report for each of Messrs. Walchirk, Zurbay, Korsh, Pohlman and Ms. Frohning reporting the June 11, 2019 determination by the Compensation Committee that the performance criteria for the period of April 29, 2018 through April 27, 2019 applicable to non-derivative performance units issued on August 7, 2018 had been satisfied, was not filed on a timely basis.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Compensation Committee (throughout this Compensation Discussion and Analysis, the “committee”) oversees and makes decisions regarding our executive compensation and benefit programs. The following discussion should be read in conjunction with the Summary Compensation Table, and related tables and footnote disclosures setting forth the compensation of the following named executive officers:
Named Executive Officer	Position
Mark S. Walchirk	President and Chief Executive Officer
Donald J. Zurbay	Chief Financial Officer and Treasurer
Eric R. Shirley	President of Patterson Dental
Les B. Korsh	Vice President, General Counsel and Secretary
Andrea L. Frohning	Chief Human Resources Officer
Executive Summary
Financial results for our fiscal 2020, which ended on April 25, 2020, reflected the sales, profitability and cash flow improvements we achieved throughout the year, despite the end market disruption caused by COVID-19 starting in late-March and April. These performance improvements enabled us to deliver year-over-year adjusted earnings growth and are reflected in our fiscal 2020 executive compensation decisions.
Performance Results. Below is a summary of our financial results that we believe is helpful in understanding our compensation decisions and philosophy. The summary below contains certain non-GAAP financial metrics. See the reconciliation of GAAP to non-GAAP financial measures tables, which appear as Annex A to this proxy statement, for further information regarding our adjusted financial metrics. These non-GAAP measures may provide a helpful representation of our full year performance, and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.
■
Fiscal 2020 results. Consolidated reported net sales for fiscal 2020 were $5.49 billion, a 1.5 percent year-over-year decrease. Internal sales, which we define as net sales adjusted to exclude foreign currency impact and changes in product selling relationships, decreased 0.9 percent compared to fiscal 2019. Internal sales for the first 11 months of the fiscal year, ended on March 21, 2020, increased 2.7 percent compared to the same period last year. Reported net loss attributable to Patterson Companies, Inc. was $588.4 million, or $6.25 per diluted share, compared to reported net income attributable to Patterson Companies, Inc. of $83.6 million, or $0.89 per diluted share, in fiscal 2019. The year-over-year decline was primarily attributable to a pre-tax $675.1 million goodwill impairment charge related to our Animal Health segment. Adjusted net income attributable to Patterson Companies, Inc., which excludes deal amortization, integration and business restructuring expenses, certain legal expenses, accelerated debt-related costs, discrete tax matters, investment (gain) loss and goodwill impairment, was $147.6 million, or $1.55 per diluted share, compared to $130.9 million, or $1.40 per diluted share, in the year-ago period. This represents a 10.7 percent improvement over the period year. The year-over-year increase was primarily attributable to improved performance in the Dental segment across consumables, equipment and value-added services.

■
Gross profit margin. Consolidated gross profit margin increased 40 basis points from the prior year to 21.8%. Gross profit margin rates increased in both the Dental and Animal Health segment. In addition, a greater percentage of sales came from our Corporate segment during fiscal 2020, resulting in a higher consolidated gross profit margin rate.

■
Balance sheet data. During fiscal 2020, we used $243.5 million of cash from operating activities and collected deferred purchase price receivables of $540.9 million, netting $297.4 million in cash, compared to a total of $450.5 million during fiscal 2019. The previous year period contained a trade accounts receivable facility amount of $171.0 million and the current period contained a trade accounts receivable facility amount of $29.0 million. Free cash flow, which we define as net cash (used in) provided by operating activities less capital expenditures less the one-time benefit from the initiation of our trade accounts receivable facilities plus collection of deferred purchase price receivables, was $7.8 million higher in fiscal 2020 than in fiscal 2019 due to a decrease in working capital.

■
Operational improvements. We took immediate actions in response to COVID-19 to protect the health and safety of our employees and their families, our customers, our suppliers, and our business partners, ensure business continuity for our customers, and help to reduce the spread of the virus in our communities. We also acted quickly in response to this disruption by taking additional actions, including aggressive cost savings measures, suspending all non-essential capital expenditures and additional measures to preserve our liquidity. We believe our efforts to strengthen Patterson throughout fiscal 2020 have positioned us well to navigate this near-term disruption.

Compensation Decisions
The management team drove many positive developments in fiscal 2020 and the overall value of our fiscal 2020 executive compensation package was above the targeted level, reflecting financial performance that, despite the goodwill impairment and the emerging impact of COVID-19, exceeded our objectives.
Base Salary. At the beginning of 2020, we made base salary adjustments reflecting a combination of factors including internal equity, positioning against external benchmarks, experience in role, and individual performance.
Annual Short-Term and Long-Term Incentives. During fiscal 2020, we continued to emphasize the importance of fiscal 2020 operational results to our company’s long-term success by aligning executive compensation with enterprise performance objectives and individual accountabilities.
■
Short-Term Incentives. Annual incentive opportunities for our named executive officers in fiscal 2020 under our Management Incentive Compensation Plan (“MICP”) were based on a combination of enterprise financial performance and individual performance and for our business unit leaders, included a business unit financial performance component. We surpassed both our adjusted operating income and free cash flow objectives. Additionally, operational improvements drove bonus achievement specific to the individual performance component. The committee exercised certain negative discretion, which is discussed more fully below, to reflect its subjective assessment of performance not directly measured in our company’s financial results. As a result of the foregoing, the financial performance component of our MICP funded at 125% of target for our named executive officers other than Mr. Shirley, whose financial performance component of MICP funded at 106% as it is primarily tied to performance of our Dental business. The individual performance component of our MICP, depending on executive, funded between 100% and 165% of target.

■
Long-Term Incentives. Under our 2020 grant strategy, 50% of long-term incentive opportunities were delivered in performance shares and were earned on the basis of a 1-year performance period followed by a 2-year vesting period. We surpassed both our adjusted net income and free cash flow objectives. Performance share grants funded at 142.5% of target. Awards earned under this element of our pay program do not vest until August 2022. The remaining portion of long-term incentive opportunities for our named executive officers was delivered 25% in each of stock options and restricted stock units, each with multi-year vesting restrictions.

As shown in the charts below for Mark S. Walchirk, our Chief Executive Officer, and our other named executive officers, fiscal 2020 actual total direct compensation was above target pay levels as our performance was above target and a significant portion of the total pay opportunity is earned over the long-term. Actual compensation reflects our base salaries, funding of our MICP on our financial performance metrics, funding decisions for each named executive officer on the individual component of our MICP, performance units earned based on fiscal 2020 performance (valued at our fiscal year-end stock price), and the other long-term incentives we granted in fiscal 2020 as shown in the Grants of Plan-based Awards Table.
Fiscal 2020 Direct Compensation – Value Reflecting Fiscal 2020 Performance

Determining Executive Compensation
The committee is responsible for the review and approval of all aspects of the executive compensation program. The committee meets regularly each year to (among other items):
■	Establish the annual base salary and MICP target opportunity for each of the executives for the current fiscal year
■	Determine the actual annual incentive compensation to be paid to each executive for services provided during the prior year
■	Establish plan targets and performance measures for the performance period for performance units
■	Determine the number of performance units earned, if any, under the long-term incentive program for the performance period ending with the prior fiscal year
■	Determine restricted stock units and stock option awards and any other equity-based awards to be granted to executive officers
When making individual compensation decisions for the executives, the committee takes many factors into account. These factors include objective and subjective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our company’s overall performance, retention concerns, the individual’s tenure and experience with our company and in his or her current position, the recommendations of management and the independent compensation consultant, the individual’s current and historical compensation, the committee’s compensation philosophy, and comparisons to other comparably situated executives (both those of our company and those of peer companies). The committee’s process utilizes input, analysis and review from a number of sources, including our company’s management, other independent directors of the Board, the committee’s independent compensation consultant, and market studies and other comparative compensation information as discussed below.
The committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary and annual short-term and long-term incentive targets and opportunities of the executive officers as a group and individually.
Role of Executive Officers in Determining Compensation
The committee meets with the Chief Executive Officer annually to review the performance of the other executives. The meeting includes a discussion of each executive officer’s performance for the year and a review of individual contributions towards achievement of our business goals. A summary of the performance review is presented to the full Board each year.
The committee considers input from the Chief Executive Officer and other select executives when developing and selecting metrics and performance objectives that may be referenced in the annual short-term or long-term incentive program, and evaluating performance against such pre-established metrics and objectives. The committee also receives recommendations from the Chief Executive Officer regarding base salary amounts, annual short-term and long-term incentive award amounts for the other executive officers. In determining the Chief Executive Officer’s compensation, the committee considers comparative compensation information and input from its independent compensation consultant.
Role of the Compensation Consultant
During fiscal 2020, the committee retained Pearl Meyer as its independent compensation consultant. The committee reviewed and confirmed the independence of such firm. The compensation consultant provides the committee with an annual compensation market analysis for the executives; makes recommendations on the executive pay programs; reviews, participates and comments on executive compensation matters; and provides updates on regulatory changes in compensation related issues and other developments and trends in executive compensation.
Market Competitiveness Review
The committee reviews recommendations from the independent compensation consultant on a peer group of companies about which competitive compensation data is obtained. There was one change to such peer group for fiscal 2020 decision-making when Essendant Inc. was replaced with Covetrus, Inc. The peer group companies had annual revenue ranging from $2.9 billion to $11.2 billion (median $4.8 billion) and market capitalization ranging from $0.5 billion to $17.3 billion (median $4.9 billion). Both management and the committee believe that the resulting peer group of 16 companies provided a robust statistical set of compensation data to serve as a basis for fiscal 2020 compensation decisions.
The companies comprising the peer group used to establish fiscal 2020 compensation opportunities of the named executive officers are listed below:
Fiscal 2020 Peer Group
Anixter International Inc.	HD Supply Holdings, Inc.	Pool Corp.
Applied Industrial Technologies, Inc.	Henry Schein, Inc.	W.W. Grainger, Inc.
Beacon Roofing Supply, Inc.	Hill-Rom Holdings, Inc.	Watsco, Inc.
Covetrus, Inc.	MRC Global Inc.	WESCO International Inc.
DENTSPLY SIRONA Inc.	MSC Industrial Direct Co. Inc.
Fastenal Company	Owens & Minor Inc.
In connection with compensation decisions the committee made for fiscal 2020, the committee worked with its independent compensation consultant in the peer group development process.

The reports furnished by the compensation consultant provided the committee with market information at the 25th, 50th, and 75th percentiles for each executive position and pay component, and for total direct compensation, and compared the market compensation data to current pay for each executive. This market information is an important element reviewed by the committee, and provides a basis for adjusting a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers in a manner consistent with the stated objectives of the compensation program.
Shareholder Approval of our Executive Compensation Program
We continue to consider the perspectives of our shareholders in the design and administration of our executive compensation programs. Historically, Patterson’s shareholders have provided strong support of our executive compensation programs with the overwhelming majority of shares voted at our annual meetings approving, on an advisory basis, the compensation of our named executive officers. At last year’s annual meeting, our proposal regarding advisory approval of executive compensation was approved by 87.8% of the shares voted on such proposal.
Shareholder Engagement
During fiscal 2020, as part of our efforts to continuously improve our governance practices, we conducted targeted shareholder engagement with certain of our institutional investors. Members of our management team and committee met with shareholders and discussed several elements of our executive compensation strategy.
Compensation Philosophy, Practices and Components
Compensation Philosophy
The committee is guided by the following objectives that it believes are key to the successful execution of our strategic business imperatives, enhancing growth opportunities and providing benefits to our shareholders:

Compensation Practices
The committee leverages the following best practices in designing, administering and governing our executive compensation programs:
What We Do	What We Do Not Do

 ■ Generally position target executive pay levels at the
   peer median

 ■ Deliver the majority of our compensation in variable
   pay elements

 ■ Use equity with multi-year vesting requirements to drive
   alignment with shareholders

 ■ Promote stock ownership with executive and
   director stock ownership guidelines

 ■ Reflect shareholder preferences in our program plans
   and designs, including clawback and double trigger
   protections

 ■ Cap payouts in our short-term incentive plan

 ■ Annually review our pay for performance relationship

 ■ Conduct a compensation risk assessment

 ■ Provide single trigger change-in-control
   cash severance payments, or
   change-in-control cash severance
   payments exceeding three times base
   salary and target annual incentives

 ■ Allow stock option repricing, discounted
   stock option granting, or cash out of
   underwater options

 ■ Provide reload provisions in stock option
   grants

 ■ Offer change-in-control tax gross-ups to our
   named executive officers

 ■ Pay dividends or dividend equivalents on
   unearned performance shares
   or unvested restricted stock units

 ■ Allow our executives or directors to hedge
   or pledge company stock

Compensation Components
To assist in understanding the intended goals of the committee, we have described, at a high level, each of our primary compensation elements for fiscal 2020 in the following table:
Element	Purpose	Key Features
Annual Base Salary	■ Provide a fixed level of compensation ■ Reflect competitive practices
■ Salary levels set based on an assessment of:

  ■ Level of responsibility

  ■ Experience and time in position

  ■ Individual performance

  ■ Future potential

  ■ Competitiveness

  ■ Internal pay equity considerations

  ■ Salary levels are reviewed annually by
      the committee and adjusted as
      appropriate

Annual Short-Term Incentive Compensation	■ Provide formulaic incentives to achieve our financial performance objectives ■ Include individual performance objectives for each executive ■ Link pay to performance	■ Incentive payouts range from threshold to maximum levels, depending on level of performance ■ Performance below the threshold level results in no payout
Annual Long-Term Incentive Compensation – Performance Units
 ■ Provide executive officers with
   incentives to achieve long-term
   success through performance-
   based equity compensation with
   multi-year vesting requirements

 ■ Align executive officers’
   interests with the interests of
   our shareholders

■ Fiscal 2018 grant based on
  our 3-year relative total shareholder
  return against the S&P 400

■ Fiscal 2019 and 2020 grants based 50%
  on 1-year free cash flow and 50% on
  1-year net income with a 2-year cliff
  vesting restriction at the end of the
  1-year performance period

Annual Long-Term Incentive Compensation – Stock Options	■ Aligns executive officers’ interests with those of shareholders through a focus on stock price performance and shareholder value creation	■ 10-year term ■ 3-year ratable vesting
Annual Long-Term Incentive Compensation – Restricted Stock Units (“RSUs”)	■ Provide opportunities for equity accumulation and alignment with shareholders ■ Support leadership retention objectives	■ 3-year cliff vesting

Base Salary
The committee annually reviews base salaries for the executive officers to determine whether adjustment is warranted in consideration of the factors identified in the above table.
For fiscal 2020, our named executive officers received base salary increases ranging from 1.6% to 6.6% in recognition of their fiscal 2019 performance and in consideration of the competitive market for comparable executives. Specific base salary increases are set forth in the table below.
Executive	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Increase
Mark S. Walchirk	$850,000	$875,000	2.9%
Donald J. Zurbay	$525,000	$541,000	3.0%
Eric R. Shirley	$450,000	$457,000	1.6%
Les B. Korsh	$400,000	$412,000	3.0%
Andrea L. Frohning	$350,000	$373,000	6.6%
The committee has not yet taken any action with respect to fiscal 2021 base salaries for our named executive officers. However, as part of our broad-based effort to respond to the COVID-19 pandemic, we implemented certain cost reduction measures, including a temporary 35% reduction in Mr. Walchirk’s base salary and a temporary 30% reduction in the base salaries of the other named executive officers. These base salary reductions, which are in effect from May 1, 2020 through July 31, 2020, will not modify the rights our executives may have with respect to the calculation of any annual or long-term incentive awards or severance.
MICP
The named executive officers are eligible to earn annual cash incentive compensation under the MICP. A cash incentive is payable if a threshold level of performance is achieved, and the ultimate payout varies with performance.
Consistent with the approach taken in fiscal year 2019, the committee determined that annual cash incentives for fiscal 2020, if any, would be earned on the basis of adjusted operating income weighted at 60%, free cash flow weighted at 25%, and individual performance objectives weighted at 15%. Such weightings were made to (1) emphasize the importance of fiscal 2020 operational results to our company’s long-term success, (2) align executive compensation with enterprise performance objectives and individual accountabilities, (3) maintain our ability to attract and retain executive talent, and (4) in consideration of existing best practices around key design features.

On the financial performance objectives, incentive payouts under the MICP for our named executive officers, other than Mr. Shirley, vary according to performance outcomes as follows:
FY 2020 Performance Goals for Named Executive Officers other than Mr. Shirley ($M)
Level of Achievement	Consolidated Adjusted Operating Income (60% weight)	Consolidated Free Cash Flow (25% weight)	Payout % of Target
Threshold	$203.4	$159.0	50%
Target	$239.3	$187.1	100%
Maximum	$275.2	$215.2	175%
Actual Outcome	$256.9*	$307.6	125%
% of Target	107.4%	164.4%
*
The committee began its assessment of performance using actual consolidated adjusted operating income of $270.3 million, which represents the $236.7 million set forth on Annex A plus the add-back of $33.6 million of incentive burden. The committee then determined to exercise negative discretion to reduce adjusted operating income, solely for purposes of computing incentive compensation, to $256.9 million. In particular, the committee reduced adjusted operating income by $13.4 million of expenses the committee believed should not be excluded for incentive compensation purposes. This adjustment affected the calculation of MICP for all named executive officers.

As shown in the table above, based on the committee’s determination of actual results for fiscal 2020, the financial performance metrics under the MICP for our named executive officers, other than Mr. Shirley, funded at 125% of target.
Mr. Shirley’s MICP opportunity, in his role as President of Patterson Dental, is tied to a different set of financial performance metrics. The committee took similar action with respect to the alignment of financial performance objectives to which Mr. Shirley’s compensation is tied and used a combination of enterprise financial objectives and financial objectives specific to our Dental unit. The financial performance objectives for Mr. Shirley under the MICP vary according to performance outcomes as follows:
FY 2020 Performance Goals for Mr. Shirley ($M)
Level of Achievement	Consolidated Adjusted Operating Income (10% weight)	Dental Adjusted Operating Income (50% weight)	Dental Free Cash Flow (25% weight)	Payout % of Target
Threshold	$203.4	$169.7	$115.9	50%
Target	$239.3	$199.6	$136.4	100%
Maximum	$275.2	$229.5	$156.9	175%
Actual Outcome	$256.9	$198.4	$195.0	106%
% of Target	107.4%	99.4%	143.0%
As shown in the table above, for fiscal 2020, the financial performance metrics under the MICP for Mr. Shirley funded at 106% of target.
In addition to these financial performance objectives, the committee included individual performance goals and objectives for each named executive officer. This individual element accounts for 15% of the target annual incentive opportunity.

Fiscal 2020 incentive payments across our MICP for each named executive officer are reviewed in the following table:
Executive	Target MICP Award	Payment for Financial Performance Objectives	Payment for Individual Performance Objectives	Total MICP Payment	Payment as a % of Target
Mark S. Walchirk	$1,085,000	$1,356,250	$244,125	$1,600,375	147.5%
Donald J. Zurbay	$459,850	$574,812	$96,569	$671,381	146.0%
Eric R. Shirley	$274,200	$290,652	$54,840	$345,492	126.0%
Les B. Korsh	$247,200	$309,000	$37,080	$346,080	140.0%
Andrea L. Frohning	$223,800	$279,750	$55,950	$335,700	150.0%
Long-Term Incentives
Our fiscal 2020 long-term incentive program for named executive officers delivered 50% of the long-term incentive opportunity in performance units, 25% in stock options, and 25% in restricted stock units. The table below highlights the value and number of awards granted to each of our named executive officers (a thorough description of each vehicle follows).
Executive	Performance Units ($ / #)	Stock Options ($ / #)	Restricted Stock Units ($ / #)	Total ($)
Mark S. Walchirk	$1,625,007	$824,383	$812,503	$3,261,893
	73,034	243,994	36,517

Donald J. Zurbay	$525,011	$266,340	$262,506	$1,053,857
	23,596	78,829	11,798

Eric R. Shirley	$224,992	$114,146	$112,496	$451,634
	10,112	33,784	5,056

Les B. Korsh	$224,992	$114,146	$112,496	$451,634
	10,112	33,784	5,056

Andrea L. Frohning	$200,005	$101,462	$99,992	$401,459
	8,989	30,030	4,494
* Note: the values in this table may not exactly equal the Summary Compensation Table due to rounding.
Fiscal 2020 Performance Units
Fiscal 2020 performance units were earned based on one-year adjusted net income and one-year consolidated free cash flow, each weighted 50%. Such weightings were selected to emphasize the importance of fiscal 2020 operational results to our company’s long-term success, to better align executive compensation with enterprise performance objectives, and because both measures are key drivers of shareholder value.

As shown in the table below, based on our actual performance in fiscal 2020, the performance unit element of our long-term incentive plan funded at 142.5% of target.
FY 2020 Performance Goals for Named Officers ($M)
Level of Achievement	Consolidated Adjusted Net Income (50% weight)	Consolidated Free Cash Flow (50% weight)	Payout % of Target
Threshold	$114.9	$159.0	50%
Target	$135.2	$187.1	100%
Maximum	$155.5	$215.2	175%
Actual Outcome	$138.3*	$307.6	142.5%
% of Target	102%	164%
*
The actual outcome for consolidated adjusted net income was $147.6 million. The committee determined to exercise negative discretion to reduce this financial metric, solely for purposes of computing incentive compensation, to $138.3 million. This adjustment mirrored the adjustment the committee made to adjusted operating income in that it represented the same $13.4 million reduction, net of related tax benefit.

Restricted stock unit equivalents issued as a result of our performance will vest in full and automatically convert into shares three years after the date of original grant.
Fiscal 2020 Stock Option Grants and Fiscal 2020 Restricted Stock Units
Stock options continue to be an important element of our long-term incentive strategy as they create direct alignment between management and shareholder interests. Multi-year vesting requirements require long-term growth in our stock price for our executives to receive value from these awards. Stock options granted in fiscal 2020 under our long-term incentive program vest one-third each year, starting one year after grant, and expire after 10 years.
While the committee adheres to an overall executive compensation program that is heavily performance-based, we also recognize our objectives of leadership retention and stock ownership. Therefore, 25% of the long-term incentive value is delivered in service-based RSUs. RSUs granted in fiscal 2020 under our long-term incentive program vest in full on the third anniversary of the grant date.
We believe that the design of these elements of long-term incentive compensation inspire a long-term perspective, encourage shareholder value creation and align the interests of management and shareholders.

Fiscal 2018-2020 Performance Units
Performance units granted in fiscal 2018 were earned based on our relative Total Shareholder Return (“TSR”) for the 3-year period covering fiscal 2018 through fiscal 2020 versus the companies comprising the S&P 400. As shown in the table below, our relative TSR was at the 25th percentile and 25% of the shares from this grant were earned, vested and settled in shares at the end of fiscal year 2020.
Fiscal 2018 - Fiscal 2020 Performance Units			Features Applicable to Fiscal 2018 - Fiscal 2020 Performance Unit Grant
Level of Achievement	S&P 400 TSR	Payout % of Target	■	Payout capped at target for negative TSR performance
Threshold	25th Percentile	25%	■	No rights to dividends; dividends accrued and paid according to vesting of underlying grant
Target	50th Percentile	100%	■	20-day average price at beginning and end of performance period to mitigate single-day price volatility
Maximum	85th Percentile	200%
Patterson Companies 3-Year TSR	25th Percentile	25%
Changes to our Incentive Programs for Fiscal 2021
As we execute against our strategic business objectives, we continue to review our incentive compensation structure to ensure it is consistent with our compensation philosophy and strategy and supports our commitment to create value for all shareholders. In making changes to our incentive programs for fiscal 2021, we took into consideration feedback from our institutional investors as collected during our shareholder outreach process, feedback from outside proxy advisor constituencies, and a review of peer company incentive plan design practices.
The COVID-19 pandemic that emerged in March 2020 created broad economic uncertainty for our company and our customers. This uncertainty and the challenges that it created for our business is reflected in our suspension of earnings guidance and is further reflected in changes to our incentive structure for fiscal 2021.
Our fiscal 2021 MICP was simplified to focus solely on our ability to drive adjusted operating income. Actual MICP payments will be made based on our adjusted operating income against goals and an assessment of each executives’ performance against individual performance goals and objectives.
Our fiscal 2021 long-term incentive plan maintained the same incentive vehicle mix and weights that were used for our fiscal 2020 long-term incentive construct: 50% of long-term incentive opportunities delivered in performance units, 25% delivered in stock options, and the final 25% delivered in restricted stock units.
The performance unit component is based on a 3-year performance cycle with goals set at the beginning of each year in the cycle. Metrics for the 1st year of the 3-year cycle include adjusted net income and enterprise free cash flow, each weighted 50%. Total shares earned over the 3-year cycle will then be subject to a 3-year relative TSR modifier based on Patterson’s TSR against the S&P 400.
This revised structure addresses the feedback we have received regarding our existing incentive compensation plans in that it (1) eliminates the overlap in using free-cash flow for both our MICP and performance unit grants, (2) introduces a relative performance component, and (3) is based on a multi-year performance measurement period.
The committee believes this revised incentive framework for fiscal 2021 addresses the challenges and uncertainty created by COVID-19 and remains strongly aligned with shareholder interests.

Other Executive Compensation Arrangements, Policies and Practices
The Executive Nonqualified Excess Plan
We maintain an executive nonqualified deferred compensation plan under which our named executive officers may participate. We do not make any contributions to such plan and all amounts outstanding thereunder consist solely of participant contributions and are fully vested. The amounts deferred into such plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six-month delay in certain circumstances) or a change in control of our company. Further information regarding nonqualified deferred compensation is reported in the Nonqualified Deferred Compensation Table below.
Capital Accumulation Plan
Patterson formerly made available a deferred compensation, restricted stock purchase plan (the “Capital Accumulation Plan”). Under the Capital Accumulation Plan, participants could defer annually up to 25% of their pre-tax compensation to be used to purchase shares of restricted stock. The stock purchased with the corresponding salary deferral was bought at a 25% discount from the market price of our common stock at the beginning of the calendar year or the end of the calendar year, whichever was lower. Participants elected the initial deferral period between three and five years. Participants could elect to defer the compensation beyond the initial deferral period, with the restrictions also continuing for the additional deferral period, with the minimum additional deferral period being five years. If the participant voluntarily left employment during the initial deferral period, 100% of the purchased restricted stock and any salary deferred were forfeited. The Capital Accumulation Plan was terminated for new participants, effective January 1, 2019.
Health, Welfare and Retirement Benefits
Patterson provides a full range of benefits to its executives, including the standard medical, dental and disability benefits generally available to our employees. We also sponsor a qualified 401(k) plan which allows participants to make plan contributions on a pre-tax basis.
Perquisites and Other Personal Benefits
Patterson provides the named executive officers with the following perquisites and other personal benefits that the committee believes are reasonable and consistent with our overall compensation philosophy:
■	Automobile Reimbursement: Each executive is provided the use of a car under the fleet program maintained by our company.
■
Executive Physicals: The executives are encouraged to participate in an executive health program at the Mayo Clinic. A comprehensive evaluation emphasizing all aspects of preventative care is conducted by physicians who are specialists in Internal Medicine and Preventative Medicine. The cost of the physical is reimbursed by our company.

■
Executive Life Insurance Premiums: The executives participate in a company-sponsored executive life insurance program. This program provides our named executive officers with a life insurance benefit equal to three times their base salary plus the targeted annual incentive under the MICP. The life insurance benefit is capped at $1,300,000. Premiums, which are set each June, are paid by our company through a payroll gross-up.

■
Amounts Reimbursed for the Payment of Taxes: Patterson pays an amount necessary to cover executives’ tax obligations for certain perquisites and other personal benefits. In fiscal 2020, Patterson reimbursed executives for the payment of taxes on automobile reimbursement, executive life insurance premiums and commuting expenses.

■
Company Contributions to the ESOP: In general, our company makes an annual contribution to the leveraged Employee Stock Ownership Plan (“ESOP”) based on company performance and other considerations equal to a certain percentage of an executive’s eligible compensation, subject to certain statutory limitations. This contribution is available generally to all our U.S. employees, subject to plan requirements.

■
Incentive Trips: Expenses incurred by the executive and family members while attending special events or trips scheduled as rewards for incentivizing sales or other business achievements and for family members traveling with the executive for any purpose, are reported as imputed income to the executive.

■	Commuting Expenses: Patterson pays amounts necessary to cover the commuting expenses of two named executive officers who reside in locations other than in the Minneapolis/St. Paul metropolitan area.
Stock Ownership Guidelines
We believe that promoting share ownership aligns the interests of our executives and non-employee directors with those of our shareholders and provides strong motivation to build shareholder value. Under our stock ownership guidelines, which were last reviewed and revised by the committee in June 2020, the following persons are expected to own shares of a value equal to a multiple of their annual base pay, or annual cash retainer, as follows:
■	Chief Executive Officer – 5x annual base salary
■	All Direct Reports to the Chief Executive Officer– 3x annual base salary
■	Non-Employee Directors – 5x annual cash retainer
Executives and non-employee directors are expected to achieve target levels over a period of five years from the effective date of the guidelines. If an executive or non-employee director is below the guideline, he or she is expected to retain 50% of the net shares (after satisfying tax obligations) resulting from the vesting, settlement or exercise, as applicable, of all stock options, restricted stock awards, restricted stock units, performance stock units, or other equity-based awards. As of July 17, 2020, our executives and directors were in compliance with applicable stock ownership guidelines.
“Clawback” Provisions
Our Amended and Restated 2015 Omnibus Incentive Plan, which replaced our Amended and Restated Equity Incentive Plan (under which no new awards may be granted), contains “clawback” provisions. If the committee determines that a participant has taken any action that would constitute “cause” or an “adverse action,” as the plan defines such terms, while providing services to the company, or after termination of such services, all rights of the participant under the plan and any agreements evidencing an incentive award the participant then holds will terminate and be forfeited. In addition, the committee may require the participant to return to the company any shares received, any profits or any other economic value realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards. In addition, the plan incorporates the Sarbanes-Oxley Act of 2002 automatic forfeiture standard for certain participants in connection with material noncompliance, as a result of misconduct, resulting in an accounting restatement. In addition, all awards under the plan are subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the company, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the committee and set forth in the applicable award agreement.
Hedging and Pledging of Company Stock
Our Securities Trading and Information Disclosure Policy prohibits short sales of company securities (a sale of securities which are not then owned) and other speculative trading of company securities. No director, officer or other employee is permitted to enter into any arrangement or agreement involving writing or trading in options, warrants, puts, calls or other derivative securities on company securities, to engage in any hedging transactions including the use of prepaid variable forwards, equity swaps, collars or exchange funds, or to hold company securities in a margin account or otherwise pledge company securities as collateral for a loan. In addition, such policy discourages the use of standing and limit orders on company securities, except under an approved Rule 10b5-1 plan.
Employment and Other Severance, Change-in-Control and Related Agreements
Patterson has agreements with its named executive officers providing them with certain severance and change-in-control benefits in exchange for their agreement to certain restrictive covenants. When establishing those benefits and the level of those benefits, the committee considered the competitive market for comparable executives and the benefits provided by comparable companies. The committee believes that competition for executive talent primarily affects the aggregate level of the target total direct compensation opportunity. However, the committee also believes it is critical to our company’s long-term performance to offer other compensation opportunities, including severance and change-in-control benefits, that are broadly commensurate with competitive alternatives. The committee also believes that the issuance of inducement equity awards and other one-time equity awards as consideration for the restrictive covenants contained in such agreements serves to align named executive officer and shareholder interests and, as to the inducement awards, were necessary to attract and retain senior executive talent. In the context of Chief Executive Officer transition, the committee further considered the importance of having such agreements in place with the broader executive leadership team given that, prior to entry into Mr. Walchirk’s employment agreement, the company did not previously have such agreements with its leaders.
In particular, we have entered into individual agreements with our named executive officers that provide for severance benefits upon involuntary termination without cause. Such benefits, receipt of which is conditioned upon executive’s execution and delivery of a release of all potential claims against us, consist of:
■	18 months of base salary (24 months in the case of our President and Chief Executive Officer);
■	Cash incentive compensation equal to an average of the last three years of actual MICP incentives;
■	Proration of the current year MICP incentive based on actual performance; and
■	18 months of paid COBRA premiums.
Our individual agreements with our named executive officers also provide certain change-in-control benefits, in lieu of the above-referenced severance benefits, that are triggered if either of the following occurs within 24 months after a change in control (as defined in each agreement):
■	We terminate the executive’s employment with us for a reason other than cause (as defined in the agreement), or
■	The executive terminates his or her employment with us for good reason (as defined in the agreement).
Such change-in-control benefits, receipt of which is also conditioned upon executive’s execution and delivery of a release of potential claims against us, consist of:
■	24 months of base salary (36 months in the case of our President and Chief Executive Officer);
■	cash incentive compensation equal to the then-current target MICP incentive;
■	proration of the current year MICP incentive based on target performance; and
■	18 months of paid COBRA premiums.
The committee designed these agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of Patterson and its shareholders, without having to be concerned about their future employment. We believe that retaining the services of our key executives during a change-in-control scenario is critical to maximizing shareholder value. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. Our agreements providing for change-in-control benefits do not contain excess parachute payment tax gross-up provisions.
The committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interest of Patterson. The committee considered competitive market data and governance best practices information provided by Pearl Meyer. The committee also evaluated the cost to us of these arrangements and the potential payout levels to each affected executive officer under various scenarios. In approving these agreements, the committee determined that their cost to us and our shareholders was reasonable and not excessive, given the benefit conferred on us. See “Potential Payments upon Termination or Change-in-Control” for further information regarding such agreements.
Our equity plans and inducement awards issued outside such plans also provide change-in-control benefits. As described below, our Amended and Restated 2015 Omnibus Incentive Plan only provides such benefits in connection with a change in control and a subsequent event (a “double trigger”), which we believe enables us to better balance the employee’s need for certainty with the interests of our shareholders.
■
Our Amended and Restated Equity Incentive Plan, under which no new awards may be granted, provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change in control, as defined in such plan.

■
Under our Amended and Restated 2015 Omnibus Incentive Plan, if the surviving or acquiring company in a change in control assumes our company’s outstanding incentive awards or provides for their equivalent substitutes, such plan provides for accelerated vesting of incentive awards following a change in control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change in control. The inducement awards issued outside our equity plans provide for the same change-in-control benefits.

■
Additionally, our Capital Accumulation Plan, which has been terminated for new participants, provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested.

Other Related Considerations
Compensation Risk Assessment
The committee annually considers the designs of our executive compensation programs relative to risk. This assessment includes an analysis of our overall compensation philosophy, the program value and plan design, and our governance processes to ensure that we are promoting superior performance in a responsible way relative to risk. In addition, in June 2020, the committee worked with Pearl Meyer in the assessment of the potential for risk stemming from our compensation programs. Following its assessment, including its review of the report of its compensation consultant, the committee concluded that our executive compensation programs are unlikely to create a material adverse effect on Patterson.
Impact of Tax and Accounting Treatment on Compensation Decisions
Pursuant to the Tax Cuts and Jobs Act, the Section 162(m) performance-based compensation exception was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our covered employees in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as Section 162(m) performance-based compensation pursuant to the transition relief provided by the Tax Cuts and Jobs Act. No assurance can be given that any compensation paid by Patterson will be eligible for such transition relief and, therefore, eligible for the Section 162(m) performance-based compensation exception. The committee will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements and intends to continue to compensate our named executive officers in a manner consistent with the best interests of Patterson and its shareholders. The committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.

Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for fiscal 2018, 2019 and 2020. The terms and conditions of our agreements with our named executive officers are described below in “Potential Payments upon Termination or Change-in-Control.”
Name and Principal Position (a)	Fiscal Year	Salary ($)(b)	Bonus ($)	Stock Awards ($) (c)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($) (d)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (e)	Total ($)
Mark S. Walchirk	2020	870,840	-	2,437,510	824,383	1,600,375	-	126,396	5,859,504
President and Chief Executive	2019	850,005	-	2,361,346	336,472	656,250	-	204,558	4,408,631
Officer	2018	383,591	100,000	2,968,750	322,917	-	-	258,748	4,034,006
Donald J. Zurbay	2020	538,338	-	787,517	266,340	671,381	-	58,792	2,322,368
Chief Financial Officer and Treasurer	2019	439,522	-	1,453,341	453,667	278,906	-	24,080	2,649,516
Eric R. Shirley	2020	455,837	-	337,488	114,146	345,492	-	34,574	1,287,537
President, Patterson Dental
Les B. Korsh	2020	410,003	-	337,488	114,146	346,080	-	50,739	1,258,456
Vice President, General Counsel	2019	390,003	-	1,820,145	47,292	141,000	-	37,490	2,435,930
and Secretary	2018	340,002	-	335,744	106,250	-	-	52,796	834,792
Andrea L. Frohning	2020	369,220	-	299,997	101,462	335,700	-	68,858	1,175,237
Chief Human Resources Officer	2019	346,482	-	475,998	33,692	131,251	-	57,174	1,044,598
(a)
Mr. Walchirk, who also serves as one of our directors, became our President and Chief Executive Officer in November 2017. Mr. Zurbay became our Chief Financial Officer and Treasurer in June 2018. Mr. Shirley became President of Patterson Dental in January 2019. Mr. Korsh became our Vice President, General Counsel and Secretary in July 2015. Ms. Frohning became our Chief Human Resources Officer in May 2018.

(b)
Includes amounts foregone at the election of the executive pursuant to The Executive Nonqualified Excess Plan. Further information regarding such amounts is reported in the Nonqualified Deferred Compensation Table below.

(c)
Represents the aggregate grant date fair value of restricted stock units and performance units computed in accordance with FASB ASC Topic 718. Information on the assumptions used to calculate such value is set forth in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 25, 2020.

(d)	Represents cash compensation earned under our MICP.
(e)
All other compensation for fiscal 2020 was as set forth in the table below. In addition, infrequently, a family member may accompany an executive traveling on a prepaid corporate flight to a specific destination for business purposes at no incremental cost to our company.

Name	Automobile Reimburse- ment ($)	Executive Physicals ($)	Executive Life Insurance Premiums ($)	Reimburse- ment for the Payment of Taxes ($)	Company Contribu- tions to ESOP ($)	Incentive Trips ($)	Commuting Expenses ($)	Dividends ($)	Total ($)
Mark S. Walchirk	13,473	11,713	5,550	8,388	8,430	2,899	-	75,943	126,396
Donald J. Zurbay	14,283	-	5,977	8,933	8,430	2,798	-	18,370	58,792
Eric R. Shirley	-	-	5,731	9,206	5,089	-	14,547	-	34,574
Les B. Korsh	15,100	-	5,068	8,893	8,430	1,544	-	11,704	50,739
Andrea L. Frohning	11,750	4,886	4,977	14,665	8,430	423	23,033	694	68,858

Grants of Plan-Based Awards
The following table sets forth information concerning estimated possible payouts under non-equity incentive plan awards for fiscal 2020 performance and equity incentive plan awards granted in fiscal 2020 to our named executive officers. The terms and conditions applicable to these awards are described in “Compensation Discussion and Analysis” and “Outstanding Equity Awards at Fiscal Year-End.”
Name	Type of Grant (a)	Grant Date	Date of Action (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (c)			Estimated Future Payouts Under Equity Incentive Plan Awards (d)			All Other Stock Awards: Number of Shares of Stock or Units (#) (e)	All Other Option Awards: Number of Securities Underlying Options (#) (f)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (g)
				Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
Mark S. Walchirk	MICP	7/1/2019	6/11/2019	542,500	1,085,000	1,898,750	-	-	-	-	-	-	-
	PSU	7/1/2019	6/11/2019	-	-	-	36,517	73,034	127,810	-	-	-	1,625,007
	RSU	7/1/2019	6/11/2019	-	-	-	-	-	-	36,517	-	-	812,503
	SO	7/1/2019	6/11/2019	-	-	-	-	-	-	-	243,994	22.25	824,383
Donald J. Zurbay	MICP	7/1/2019	6/11/2019	229,925	459,850	804,738	-	-	-	-	-	-	-
	PSU	7/1/2019	6/11/2019	-	-	-	11,798	23,596	41,293	-	-	-	525,011
	RSU	7/1/2019	6/11/2019	-	-	-	-	-	-	11,798	-	-	262,506
	SO	7/1/2019	6/11/2019	-	-	-	-	-	-	-	78,829	22.25	266,340
Eric R. Shirley	MICP	7/1/2019	6/11/2019	137,100	274,200	479,850	-	-	-	-	-	-	-
	PSU	7/1/2019	6/11/2019	-	-	-	5,056	10,112	17,696	-	-	-	224,992
	RSU	7/1/2019	6/11/2019	-	-	-	-	-	-	5,056	-	-	112,496
	SO	7/1/2019	6/11/2019	-	-	-	-	-	-	-	33,784	22.25	114,146
Les B. Korsh	MICP	7/1/2019	6/11/2019	123,600	247,200	432,600	-	-	-	-	-	-	-
	PSU	7/1/2019	6/11/2019	-	-	-	5,056	10,112	17,696	-	-	-	224,992
	RSU	7/1/2019	6/11/2019	-	-	-	-	-	-	5,056	-	-	112,496
	SO	7/1/2019	6/11/2019	-	-	-	-	-	-	-	33,784	22.25	114,146
Andrea L. Frohning	MICP	7/1/2019	6/11/2019	111,900	223,800	391,650	-	-	-	-	-	-	-
	PSU	7/1/2019	6/11/2019	-	-	-	4,495	8,989	15,731	-	-	-	200,005
	RSU	7/1/2019	6/11/2019	-	-	-	-	-	-	4,494	-	-	99,992
	SO	7/1/2019	6/11/2019	-	-	-	-	-	-	-	30,030	22.25	101,462
(a)
“MICP” means estimated possible payout of annual incentive compensation under the MICP. “PSU” means estimated future payout under performance unit. “RSU” means restricted stock unit award. “SO” means stock options.

(b)	Represents date on which values of the awards were approved by the Compensation Committee.
(c)	Represents amounts that could have been paid under the MICP for service rendered during fiscal 2020.
(d)	Represents performance units which are earned only if performance criteria are met one year after the grant date and vest only if employment continues through three years after the grant date.
(e)
Represents restricted stock units which vest in full three years after grant. Dividends declared and paid on shares of our common stock are accrued at the same rate, as dividend equivalents, on these restricted stock units. Accrued amounts are forfeitable and not paid until the related award vests. No preferential dividends are paid on such awards.

(f)	Represents stock options which vest one-third each year, starting one year after grant.
(g)	Represents the grant date fair value of performance units, restricted stock units and stock options awarded to each named executive officer, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year-end 2020.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. Walchirk	7/1/2019	-	243,994(a)	22.25	7/1/2029	-	-	-	-
	7/1/2018	-	99,956(b)	22.48	7/1/2028	-	-	-	-
	12/1/2017	-	52,764(b)	35.41	12/1/2027	-	-	-	-
	7/1/2019	-	-	-	-	36,517(d)	558,710	-	-
	7/1/2019	-	-	-	-	104,074(e)	1,592,339	-	-
	8/7/2018	-	-	-	-	60,330(e)	923,053	-	-
	7/1/2018	-	-	-	-	28,506(f)	436,142	-	-
	12/1/2017	-	-	-	-	5,472(f)	83,722	-	-
	12/1/2017	-	-	-	-	7,537(e)	115,312	-	-
	NA	-	-	-	-	5,766(g)	88,220	-	-
Donald J. Zurbay	7/1/2019	-	78,829(a)	22.25	7/1/2029	-	-	-	-
	7/1/2018	-	33,363(b)	22.48	7/1/2028	-	-	-	-
	6/29/2018	33,050	66,200(a)	22.67	6/29/2018	-	-	-	-
	7/1/2019	-	-	-	-	11,798(d)	180,509	-	-
	7/1/2019	-	-	-	-	33,625(e)	514,467	-	-
	8/7/2018	-	-	-	-	19,460(e)	297,734	-	-
	7/1/2018	-	-	-	-	8,897(f)	136,124	-	-
	6/29/2018	-	-	-	-	15,439(h)	236,217	-	-
Eric R. Shirley	7/1/2019	-	33,784(a)	22.25	7/1/2029	-	-	-	-
	7/1/2019	-	-	-	-	5,056(d)	77,357	-	-
	7/1/2019	-	-	-	-	14,410(e)	220,467	-	-
	2/4/2019	-	-	-	-	26,607(d)	407,087	-	-
Les B. Korsh	7/1/2019		33,784(a)	22.25	7/1/2029	-	-	-	-
	7/1/2018	-	14,179(b)	22.48	7/1/2028	-	-	-	-
	7/1/2017	-	11,845(b)	47.51	7/1/2027	-	-	-	-

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	7/1/2016	10,379	-	48.47	7/1/2026	-	-	-	-
	7/1/2015	12,500	12,500(c)	56.66	7/1/2025	-	-	-	-
	7/1/2019	-	-	-	-	5,056(d)	77,357	-	-
	7/1/2019	-	-	-	-	14,410(e)	220,467	-	-
	8/7/2018	-	-	-	-	19,460(e)	297,734	-	-
	7/1/2018	-	-	-	-	3,781(f)	57,849	-	-
	6/11/2018	-	-	-	-	50,630(i)	774,639	-	-
	7/1/2017	-	-	-	-	1,342(f)	20,533	-	-
	7/1/2017	-	-	-	-	932(e)	14,256	-	-
	7/1/2016	-	-	-	-	702(f)	10,741	-	-
	7/1/2015	-	-	-	-	508(f)	7,772	-	-
	NA	-	-	-	-	3,765(g)	57,605	-	-
Andrea L. Frohning	7/1/2019	-	30,030(a)	22.25	7/1/2029	-	-	-	-
	7/1/2018	-	10,009(b)	22.48	7/1/2028	-	-	-	-
	7/1/2019	-	-	-	-	4,494(d)	68,758	-	-
	7/1/2019	-	-	-	-	12,810(e)	195,998	-	-
	8/7/2018	-	-	-	-	19,460(e)	297,734	-	-
	7/1/2018	-	-	-	-	2,669(f)	40,836	-	-
	5/21/2018	-	-	-	-	11,312(d)	173,074	-	-
(a)	Represents nonqualified stock options, which vest one-third each year, starting one year after grant.
(b)	Represents nonqualified stock options, which vest in full three years after grant.
(c)	Represents nonqualified stock options, which vest 25% one year after grant, another 25% two years after grant and the remaining 50% three years after grant.
(d)	Represents restricted stock units, which vest in full three years after grant.
(e)	Represents earned but unvested performance stock units (i.e., restricted stock unit equivalents), which vest in full three years after grant.
(f)	Represents restricted stock units, which vest 20% each year, starting one year after grant.

(g)	Represents restricted stock purchased under our Capital Accumulation Plan, which has been terminated for new participants. The restriction period is three years from grant.
(h)	Represents restricted stock units, which vest 50% each year, starting one year after grant.
(i)	Represents restricted stock units, which vest 25% one year after grant, another 25% two years after grant and the remaining 50% three years after grant.
Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of options and vesting of restricted stock for our named executive officers during fiscal 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark S. Walchirk	-	-	37,191	743,618
Donald J. Zurbay	-	-	17,663	403,037
Eric R. Shirley	-	-	-	-
Les B. Korsh	-	-	21,388	469,926
Andrea L. Frohning	-	-	667	14,841
For stock awards, the numbers in the table above represent portions of the restricted stock awarded during fiscal 2015 through fiscal 2019 that vested and were released during fiscal 2020 (i.e., each such award vests in 20% increments over five years), except for 1,882 of the shares listed for Mr. Korsh, which are shares previously purchased under our Capital Accumulation Plan for which the restrictions lapsed. The values in the table above are based on the closing price of our common stock on the date the shares vested or the restrictions lapsed.
Nonqualified Deferred Compensation
The following table sets forth information concerning nonqualified deferred compensation of our named executive officers during fiscal 2020.
Name	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark S. Walchirk	-	-	-	-	-
Donald J. Zurbay	-	-	-	-	-
Eric R. Shirley	-	-	-	-	-
Les B. Korsh	21,630	-	(1,235)	-	20,395
Andrea L. Frohning	-	-	-	-	-
(a)	Amounts reported in this column are also reported as salary in the Summary Compensation Table.
(b)	We do not make any contributions to The Executive Nonqualified Excess Plan.
(c)	Amounts reported in this column are not reported as compensation in the Summary Compensation Table.

Our nonqualified deferred compensation plan, entitled The Executive Nonqualified Excess Plan, permits participating executive officers to elect to defer up to 70% of their base salary, up to 70% of any performance-based compensation, and up to 70% of commissions. We do not make any contributions to such plan and all amounts outstanding thereunder consist solely of participant contributions and are fully vested. Any deferral elections are made under the plan pursuant to a participation agreement with the participant. Deferred amounts are contributed to individual deferred compensation accounts. The participants self-direct the notional investment of deferred contribution accounts in investment funds from a selection made available by our committee designated to administer the plan. The participation agreement shall specify payment options elected by the participant (lump sum, annual installments or a combination of both). The amounts deferred into such plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain circumstances) or a change in control of our company.
Potential Payments upon Termination or Change-in-Control
Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change-in-control date of April 24, 2020, and a stock price of $15.30 per share, which was the closing price of one share of our common stock on April 24, 2020 (the last business day of our last completed fiscal year).
	Mark S. Walchirk	Donald J. Zurbay	Eric R. Shirley	Les B. Korsh	Andrea L. Frohning
Involuntary Termination without Cause
Severance/Salary Continuation	$2,939,708	$1,622,334	$1,030,581	$1,011,080	$960,267
Annual Cash Incentive	1,600,375	671,381	345,492	346,080	335,700
Capital Accumulation Plan Benefits	88,220	-	-	57,605	-
Nonqualified Deferred Compensation Benefits	-	-	-	20,935	-
Total:	$4,628,303	$2,293,715	$1,376,073	$1,435,700	$1,295,967
Involuntary Termination without Cause following Change-in-Control, or Voluntary Termination for Good Reason following Change-in-Control
Severance/Salary Continuation	$3,710,000	$1,541,850	$1,188,200	$1,071,200	$969,800
Annual Cash Incentive	1,085,000	459,850	274,200	247,200	223,800
Accelerated Restricted Stock and Performance Units Awards	3,709,278	1,365,051	704,911	1,481,348	776,400
Capital Accumulation Plan Benefits	88,220	-	-	57,605	-
Nonqualified Deferred Compensation Benefits	-	-	-	20,935	-
Total:	$8,592,497	$3,366,751	$2,167,311	$2,878,287	$1,970,000
Death or Disability
Accelerated Restricted Stock and Performance Units Awards	$2,630,704	$812,201	$220,467	$532,457	$493,732
Capital Accumulation Plan Benefits	88,220	-	-	57,605	-
Nonqualified Deferred Compensation Benefits	-	-	-	20,935	-
Total:	$2,718,924	$812,201	$220,467	$610,996	$493,732

	Mark S. Walchirk	Donald J. Zurbay	Eric R. Shirley	Les B. Korsh	Andrea L. Frohning
Retirement
Nonqualified Deferred Compensation Benefits	$-	$-	$-	$20,935	$-
Total:	$-	$-	$-	$20,935	$-
Agreements with Named Executive Officers
Patterson has entered into agreements with its named executive officers providing them with certain severance and change-in-control benefits in exchange for their agreement to certain restrictive covenants.
■
In October 2017, we entered into an employment agreement with Mr. Walchirk. Under the terms of the agreement, Mr. Walchirk’s employment will continue until November 20, 2020, at which time, unless notice to the contrary has been provided, the term will renew for successive 12-month periods. The agreement provides for an annual base salary of $850,000 as well as participation in our other employee benefit plans and reimbursement for business expenses. Mr. Walchirk also is eligible to earn annual cash incentive compensation, which is payable if a threshold level of performance is achieved, pursuant to the MICP. The agreement provides that, if performance at target under the MICP is achieved, Mr. Walchirk’s annual cash incentive compensation would be $1,050,000 for any full year of employment. In addition, the agreement provides that Mr. Walchirk is eligible to receive annual long-term equity-based incentive compensation pursuant to the Amended and Restated 2015 Omnibus Incentive Plan, or any successor plan thereto, which awards consist of performance stock units, stock options, and restricted stock units, with an aggregate target value of $3,100,000. Mr. Walchirk’s base salary, annual cash incentive compensation, and annual long-term equity-based incentive compensation are reviewed on an annual basis and may be increased by the Board. Mr. Walchirk’s agreement also provided for an inducement award. On December 1, 2017, Mr. Walchirk was granted a restricted stock unit award outside the Amended and Restated 2015 Omnibus Incentive Plan covering a number of shares of our common stock with a value of $2,000,000 based on the per-share closing price of our common stock on the date of grant. Such award vested to the extent of 50% of the award on December 1, 2018 and the remaining 50% of the award on December 1, 2019. In addition, upon commencement of his employment, Mr. Walchirk received a lump-sum cash bonus of $100,000. If, during his term of employment, we terminate Mr. Walchirk without cause, Mr. Walchirk would be entitled to severance benefits, paid in a lump sum, including 24 months of base salary, cash incentive compensation equal to an average of the last three years of actual MICP incentives, proration of the current year MICP incentive based on actual performance, and 18 months of paid COBRA premiums. With a change in control, such severance benefits, also paid in a lump sum, would include 36 months of base salary, cash incentive compensation equal to his then current target MICP incentive, proration of the current year MICP incentive based on target performance, and 18 months of paid COBRA premiums. Mr. Walchirk also agreed to certain nondisclosure and non-disparagement provisions during his term of employment and any time thereafter, and certain non-competition and non-solicitation provisions during his term of employment and for three years thereafter.

■
In May 2018, we entered into an offer letter and an inducement, severance and change-in-control agreement with Mr. Zurbay. Pursuant to the offer letter, Mr. Zurbay’s employment, which commenced on June 29, 2018, is on an at-will basis. The offer letter provides for an annual base salary of $525,000 as well as participation in our other employee benefit plans and reimbursement for business expenses. Mr. Zurbay also is eligible to earn annual cash incentive compensation, which is payable if a threshold level of performance is achieved, pursuant to the MICP. If performance at target under the MICP is achieved, Mr. Zurbay’s annual cash incentive compensation would be 85% of his base salary. In addition, Mr. Zurbay is eligible to receive annual long-term equity-based incentive compensation pursuant to the Amended and Restated 2015 Omnibus Incentive Plan, or any successor plan thereto, which awards consist of restricted stock units, performance stock units, and stock options, with an aggregate target value of $1,000,000. Mr. Zurbay’s base salary, annual cash incentive compensation, and annual long-term equity-based incentive compensation are reviewed on an annual basis and may be adjusted by the Board. His agreement also provided for an inducement award consisting of a combination of stock options and restricted stock units. On June 29, 2018, Mr. Zurbay was granted a non-statutory stock option and a restricted stock unit award, both outside the Amended and Restated 2015 Omnibus Incentive Plan. The stock option has an approximate value of $750,000, a per-share exercise price equal to the per-share closing price of our common stock on the date of grant, and a term of ten years. Such award vested to the extent of one-third of the award on June 29, 2019 and one-third of the award on June 29, 2020. Subject to continued employment, the remaining one-third of the award will vest on June 29, 2021. The restricted stock unit award covered a number of shares of our common stock with a value of $700,000 based on the per-share closing price of our common stock on the date of grant. Such award vested to the extent of 50% of the award on June 29, 2019 and the remaining 50% of the award on June 29, 2020. Under the agreement, if we terminate Mr. Zurbay without cause, Mr. Zurbay would be entitled to severance benefits, paid in equal monthly installments over an 18-month period, including (a) one-and-one-half (1.5) times his then current base salary, (b) cash incentive compensation equal to an average of the last three years of actual MICP incentives, (c) proration of the current year MICP incentive based on actual performance, and (d) 18 months of paid COBRA premiums. With a change in control and a termination without cause or a resignation for good reason, such severance benefits would be paid in a lump sum and would include (a) two (2) times his then current base salary, (b) cash incentive compensation equal to his then current target MICP incentive, (c) proration of the current year MICP incentive based on target performance, and (d) 18 months of paid COBRA premiums. As set forth in the agreement, Mr. Zurbay also agreed to certain nondisclosure and non-disparagement provisions during his employment and any time thereafter, and certain non-competition and non-solicitation provisions during his employment and for 24 months thereafter.
■
Between June 2018 and February 2019, we entered into restrictive covenants, severance and change-in-control agreements with Messrs. Shirley and Korsh and Ms. Frohning. The agreements provide the executives with certain severance benefits. In connection with a termination of the executive’s employment without cause (as defined), the executive will receive in equal monthly installments over an 18-month period (A) cash in an amount equal to the sum of (i) one-and-one-half (1.5) times the executive’s then current base salary and (ii) the average of the executive’s annual cash incentive compensation paid under the MICP for each of the last three full fiscal years prior to the year in which the executive’s employment is terminated, (B) cash in an amount equal to the executive’s prorated annual cash incentive compensation under the MICP for the fiscal year in which termination occurs based on actual performance through the date of termination, and (C) if timely elected, up to 18 months of paid COBRA premiums. In the event that (x) the executive’s employment is terminated without cause (as defined) or (y) the executive resigns the executive’s employment for good reason (as defined), in either case within two year immediately following a change in control (as defined), the executive will, in lieu of the above-described severance benefits, receive in a lump sum (A) cash in an amount equal to the sum of (i) two (2) times the executive’s then current base salary and (ii) the executive’s target annual cash incentive compensation under the MICP for the fiscal year in which the executive’s employment is terminated, (B) cash in an amount equal to the executive’s prorated annual cash incentive compensation under the MICP for the fiscal year in which termination occurs based on the executive’s target award through the date of termination, and (C) if timely elected, up to 18 months of paid COBRA premiums. In exchange for the severance benefits, the executive must sign and not revoke a waiver and release agreement. In consideration of the severance benefits and the below-described restricted stock unit award, each executive also has agreed to certain restrictive covenants including but not limited to post-employment non-compete and non-solicitation provisions for a restricted period (as defined). The restricted period is eighteen (18) months following the voluntary or involuntary termination of executive’s employment for whatever reason; provided, however, that it shall be twenty-four (24) months following (i) the involuntary termination of executive’s employment without cause (as defined) within two (2) years immediately following a change in control (as defined) or (ii) the executive’s resignation for good reason (as defined) within two (2) years immediately following a change in control (as defined). Each executive further agreed that we may terminate the executive’s right to the unvested restricted stock unit award, and may require reimbursement to our company by the executive of any incentive compensation previously paid or vested within the prior 12-month period, in certain circumstances. Upon entry into such agreements, Messrs. Shirley and Korsh and Ms. Frohning each received a one-time restricted stock unit award with the following values under our Amended and Restated 2015 Omnibus Incentive Plan: Mr. Shirley ($600,000), Mr. Korsh ($1,500,000) and Ms. Frohning ($250,000). For Mr. Shirley, such award will vest in full, assuming continued employment, on February 4, 2022. For Mr. Korsh, such award vested to the extent of 25% of the award on June 11, 2019 and 25% of the award on June 11, 2020. Subject to continued employment, the remaining 50% of the award will vest on June 11, 2021. For Ms. Frohning, such award will vest in full, assuming continued employment, on May 21, 2021.

Our equity plans and inducement awards issued outside such plans also provide change-in-control benefits. As described below, our Amended and Restated 2015 Omnibus Incentive Plan only provides such benefits in connection with a change in control and a subsequent event (a “double trigger”), which we believe enables us to better balance the employee’s need for certainty with the interests of our shareholders.
■
Our Amended and Restated Equity Incentive Plan, which is no longer used for new grants, provides that awards issued under that plan are fully vested and all restrictions on the awards lapse in the event of a change-in-control, as defined in such plan.

■
Under our Amended and Restated 2015 Omnibus Incentive Plan, if the surviving or acquiring company in a change-in-control assumes our company’s outstanding incentive awards or provides for their equivalent substitutes, such plan provides for accelerated vesting of incentive awards following a change-in-control only upon the termination of the employee’s service, a material reduction in an employee’s base salary, a discontinuation of participation in certain long-term cash or equity benefits provided to comparable employees, a significant change in job responsibilities or the need to relocate, provided these events occur within two years of a change-in-control. The inducement awards issued outside our equity plans provide for the same change-in-control benefits.

■
Additionally, our Capital Accumulation Plan, which has been terminated for new participants, provides that on an event of acceleration, as defined in the plan, the restrictions on shares of restricted stock lapse and such stock becomes fully vested. An event of acceleration occurs if (a) a person has acquired a beneficial ownership interest in 30% or more of the voting power of our company, (b) a tender offer is made to acquire 30% or more of our company, (c) a solicitation subject to Rule 14a-11 of the Exchange Act relating to the election or removal of 50% or more of our Board of Directors occurs, or (d) our shareholders approve a merger, consolidation, share exchange, division or sale of our company’s assets.

Compensation Policies and Practices as They Relate to Risk Management
Our Compensation Committee conducts an annual risk assessment of its compensation policies and practices for all employees, including our named executive officers. As noted above in “Compensation Discussion and Analysis,” the committee reviewed our company’s risk assessment process and results and determined that our compensation programs are unlikely to create a material adverse effect on Patterson.
CEO Pay Ratio
Congress has enacted requirements commonly referred to as “pay ratio” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules and Item 402(u) of Regulation S-K, we have calculated:
■	The estimated median of the annual total compensation of all employees, except our President and Chief Executive Officer (our “non-CEO median employee”);
■	The annual total compensation of our President and Chief Executive Officer (our “CEO”); and
■	The estimated ratio of the annual total compensation of our CEO to the annual total compensation of our non-CEO median employee.
In fiscal 2018, to identify our non-CEO median employee, we used a commonly accepted compensation measure, “total cash compensation,” calculated including annual base pay plus all commissions and bonuses paid during the fiscal year. We used April 27, 2018, the last business day of fiscal 2018, as our determination day, and included all 7,727 full-time, part-time, seasonal, and temporary employees then working for Patterson Companies, Inc. globally, other than our CEO. We annualized pay for those who commenced work during the fiscal year. For fiscal 2020, using the non-CEO median employee we identified for fiscal 2018, we calculated annual total compensation for both our CEO and our non-CEO median employee, using the same definition for total compensation set forth in this proxy statement’s Summary Compensation Table plus the value of benefits and employer retirement contributions not reported therein. These benefits include company contributions to the medical, dental and basic life insurance plans and ESOP. Our non-CEO median employee’s annual total compensation for fiscal 2020 under this definition was $66,897.
Mr. Walchirk’s total compensation for fiscal 2020 was $5,885,292, which included a base salary of $870,840, equity grants with a total grant date fair value of $3,261,893, non-equity incentive plan compensation of $1,600,375, and all other compensation, including the value of benefits, totaling $152,184.
Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our non-CEO median employee was 88:1.
Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated pay ratio reported above should not be used as a basis for comparison between companies.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Audit Committee, which is responsible for reviewing any proposed transaction with a related person, has adopted a written policy and procedures for the review, approval and ratification of any related person transaction requiring disclosure under Item 404(a) of Regulation S-K. This policy states that such committee is responsible for reviewing and approving or disapproving all related person transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. There were no transactions requiring disclosure under Item 404(a) of Regulation S-K during fiscal 2020. All future transactions between us and our executive officers, directors and principal shareholders and their affiliates will be reviewed and approved or disapproved by our Audit Committee pursuant to the foregoing policy.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of April 25, 2020 about our common stock that may be issued under our existing equity compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,695,574(2)	$29.35	8,045,290(3)
Equity compensation plans not approved by security holders	99,250(4)	$22.67	-
Total	2,794,824	$29.08	8,045,290
(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding performance unit awards, which have no exercise price.

(2)
Represents (a) 382,608 shares of our common stock to be issued upon exercise of outstanding stock options under the Amended and Restated Equity Incentive Plan, and (b) 1,950,880 shares of our common stock to be issued upon exercise of outstanding stock options and 362,086 performance stock units granted at target and unvested under the Amended and Restated 2015 Omnibus Incentive Plan.

(3)
Represents (a) 5,322,022 shares of our common stock available for issuance under the Amended and Restated 2015 Omnibus Incentive Plan, which replaced our Amended and Restated Equity Incentive Plan (under which no new awards may be granted), (b) 2,068,148 shares of our common stock available for issuance under the Employee Stock Purchase Plan, (c) 455,213 shares of our common stock available under the Capital Accumulation Plan, which includes 181,540 restricted awards unvested under such plan (under which no new participation is permitted), and (d) 199,927 shares of our common stock available under the 2014 Sharesave Plan.

(4)	Represents shares of our common stock to be issued upon exercise of outstanding stock options granted to Mr. Zurbay as an inducement to his employment.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Introduction
We are committed to a compensation philosophy that links executive compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn enables us to attract, retain and reward executive officers who contribute to our success.
To fulfill this philosophy, our Compensation Committee seeks to provide market-competitive compensation packages that emphasize our commitment to consistent long-term profitable growth and our belief that a substantial portion of the total compensation received by our executive officers should be dependent upon the performance of the business annually and over time.
We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of our company and reward them for achieving these goals. We believe our executive compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Executive Compensation” section of this proxy statement for additional details regarding our executive compensation.
Congress has enacted requirements commonly referred to as “say on pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules and related Securities and Exchange Commission rules under Section 14A of the Exchange Act, we are asking our shareholders to vote on the adoption of the following resolution:
BE IT RESOLVED by the shareholders of Patterson Companies, Inc. (“Patterson”) that the shareholders approve the compensation of Patterson’s named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.
As an advisory vote, this proposal is non-binding. Although this vote is non-binding, our Board of Directors and Compensation Committee value the opinions of our shareholders, and will, as they did last year, consider the outcome of this vote when making future compensation decisions for our named executive officers. Our Compensation Committee has implemented an annual advisory vote on our executive compensation program, so it is anticipated that the next advisory vote on executive compensation will occur at our 2021 annual meeting of shareholders.
Vote Required
The affirmative vote of the greater of (1) a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote on this proposal at the meeting and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required to approve this proposal. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares on this proposal. Our Board of Directors recommends that you vote FOR approval of this proposal.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed EY as our independent registered public accounting firm for the year ending April 24, 2021. If the shareholders do not ratify the appointment at the meeting, such committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.
Representatives of EY are expected to be present at the virtual annual meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders in attendance.
Principal Accountant Fees and Services
EY was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by EY for such fiscal years were as follows:
	Fiscal Year Ended April 25, 2020	Fiscal Year Ended April 27, 2019
Audit Fees	$2,759,092	$2,830,124
Audit-Related Fees	105,000	67,000
Tax Fees	202,352	60,909
All Other Fees	3,600	3,600
Total	$3,070,044	$2,961,633
Audit fees were for professional services rendered for the audits of the consolidated financial statements, statutory audits of subsidiaries, and reviews of Securities and Exchange Commission filings. Audit-related fees were for employee benefit plan audits, audits in connection with proposed transactions, and due diligence assistance on proposed transactions. Tax fees were for assistance with U.S. and international tax compliance, planning, transaction cost analyses and other tax advisory services related to various company initiatives. All other fees were for use of an online research tool proprietary to EY.
Our Audit Committee pre-approved all of the services we received from EY during fiscal 2020. Our Audit Committee also has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Our Board of Directors and Committees – Committee Responsibilities – Our Audit Committee and Its Report.”
The projects and categories of service are as follows:
Audit – These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.
Audit Related Services – These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.
Tax Services – Tax services consist of acquisition due diligence, transaction cost analysis, integration matters, review and consultation on tax provision and filings and other tax matters.

Other Services – The committee believes that other services are not an integral part of the examination of our company’s financial statements, and that other services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for other services, and alternative service providers should also be considered.
Recommendation
Our Audit Committee and our Board of Directors recommend that you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending April 24, 2021.

ANNUAL REPORT TO SHAREHOLDERS
The Notice Regarding the Availability of Proxy Materials will contain instructions as to how you can access our annual report to shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended April 25, 2020, over the Internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K. No part of our annual report to shareholders is incorporated herein and no part of the annual report to shareholders is to be considered proxy-soliciting material.
We will furnish to each person whose proxy is being solicited, upon written request of such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to our furnishing of such exhibit(s). Written requests for copies of such exhibit(s) should be sent to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations. Another means to obtain exhibits is to send a written request via email to investor.relations@pattersoncompanies.com.
HOUSEHOLDING OF PROXY MATERIALS
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the proxy materials, including the Notice Regarding the Availability of Proxy Materials, with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials, including the Notice Regarding the Availability of Proxy Materials, addressed to those shareholders, unless the affected shareholder has provided contrary instructions. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are Patterson shareholders will be “householding” our proxy materials, including the Notice Regarding the Availability of Proxy Materials. A single Notice Regarding the Availability of Proxy Materials and, if applicable, a single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials and, if applicable, a separate set of proxy materials, please notify your broker or us. Direct your written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations, or send a written request via email to investor.relations@pattersoncompanies.com, or call Investor Relations at (651) 686-1364. Shareholders who currently receive multiple copies of the proxy materials, including the Notice Regarding the Availability of Proxy Materials, at their addresses and would like to request “householding” of their communications should contact their brokers.
SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2021 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary, no later than April 2, 2021. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Our Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8 under the Exchange Act, for shareholder proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for consideration at the 2021 annual meeting of shareholders, a shareholder’s notice must be delivered to or mailed and received at our executive offices by June 16, 2021. In addition, the proxy solicited by the Board for the 2021 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to June 16, 2021. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul,

Minnesota 55120, Attn: Les B. Korsh, Vice President, General Counsel and Secretary. For information regarding the submission of nominees for inclusion in the proxy materials for the 2021 annual meeting of shareholders, please see “Our Board of Directors and Committees – Committee Responsibilities – Our Governance and Nominating Committee and Its Procedures for Nominations.”
OTHER MATTERS
Our Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.
BY ORDER OF THE BOARD OF DIRECTORS

 Mark S. Walchirk
President and Chief Executive Officer
St. Paul, Minnesota
July 31, 2020

ANNEX A
PATTERSON COMPANIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
FINANCIAL SUMMARY
	Fiscal year ended
(Dollars in thousands, except per share amounts)	April 25, 2020	April 27, 2019	April 28, 2018
Net sales	$5,490,011	$5,574,523	$5,465,683
Gross profit	1,197,410	1,190,775	1,199,366
Operating (loss) income	(572,119)	137,716	219,889
Net (loss) income attributable to Patterson Companies, Inc.	(588,446)	83,628	200,974
Diluted (loss) earnings per share attributable to Patterson Companies, Inc.	$(6.25)	$0.89	$2.16
Cash and cash equivalents	$77,944	$95,646	$62,984
Working capital	467,867	728,651	864,343
Total assets	2,715,350	3,269,269	3,471,664
Total long-term debt	587,766	725,341	922,030
Stockholders’ equity	836,444	1,480,507	1,461,790
The following reconciliation of GAAP to non-GAAP measures table is provided to adjust reported GAAP measures, namely net income attributable to Patterson Companies, Inc., and diluted earnings per share, for the impact of deal amortization, integration and business restructuring expenses, certain legal expenses, accelerated debt-related costs, discrete tax matters, investment (gain) loss and goodwill impairment, along with the related tax effects of these items.
Management believes that these non-GAAP measures may provide a helpful representation of the Company’s full year performance, and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.
	Fiscal year ended
(Dollars in thousands, except per share amounts)	April 25, 2020	April 27, 2019	April 28, 2018
Net (loss) income attributable to Patterson Companies, Inc. – GAAP	$(588,446)	$83,628	$200,974
Deal amortization	28,208	29,201	26,722
Integration and business restructuring expense	11,591	-	5,715
Legal expenses	74,141	20,740	-
Accelerated debt-related costs	7,457	-	-
Discrete tax matters	-	(2,686)	(76,648)
Investment gain	(25,983)	-	-
Goodwill impairment	640,627	-	-
Net income – non-GAAP	$147,595	$130,883	$156,763

Diluted (loss) earnings per share attributable to Patterson Companies, Inc. - GAAP	$(6.25)	$0.89	$2.16
Deal amortization	0.30	0.31	0.29
Integration and business restructuring expense	0.12	-	0.06
Legal expenses	0.78	0.22	-
Accelerated debt-related costs	0.08	-	-
Discrete tax matters	-	(0.03)	(0.82)
Investment gain	(0.27)	-	-
Goodwill impairment	6.74	-	-
Diluted earnings per share – non-GAAP	$1.55	$1.40	$1.68
Operating (loss) income as a % of sales – GAAP	-10.4%	2.5%	4.0%
Operating (loss) income as a % of sales – non-GAAP	4.3%	3.7%	4.9%
*	May not sum due to rounding and difference in weighted average shares used to calculate diluted (loss) earnings per share.
A-1

PATTERSON COMPANIES, INC.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on September 13, 2020 for shares held directly and by 11:59 p.m. Eastern Time on September 9, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PDCO2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on September 13, 2020 for shares held directly and by 11:59 p.m. Eastern Time on September 9, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21102-P42646

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PATTERSON COMPANIES, INC.

The Board of Directors Recommends you vote "FOR" the listed nominees in Item 1, and "FOR" Items 2 and 3.

Nominees:	**For**	**Against**	**Abstain**
1a. John D. Buck	☐	☐	☐
1b. Alex N. Blanco	☐	☐	☐
1c. Jody H. Feragen	☐	☐	☐
1d. Robert C. Frenzel	☐	☐	☐
1e. Francis J. Malecha	☐	☐	☐
1f. Ellen A. Rudnick	☐	☐	☐
1g. Neil A. Schrimsher	☐	☐	☐
1h. Mark S. Walchirk	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report Including Form 10-K are available at www.proxyvote.com.

D21103-P42646

PATTERSON COMPANIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Monday, September 14, 2020
4:30 p.m. local time

www.virtualshareholdermeeting.com/PDCO2020

Proxy

This proxy is solicited by the Board of Directors for use at the virtual annual meeting to be held at 4:30 p.m., Central Daylight Saving Time, on Monday, September 14, 2020, at www.virtualshareholdermeeting.com/PDCO2020 and at any adjournments or postponements thereof.

The shares of stock held in the account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mark S. Walchirk and Les B. Korsh, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting or at any adjournment or postponement thereof.

See reverse for voting instructions.